EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

READY CAPITAL CORPORATION,

READYCAP MERGER SUB, LLC

and

OWENS REALTY MORTGAGE, INC.

Dated as of November 7, 2018

TABLE OF CONTENTS
Page
ARTICLE I
CERTAIN DEFINITIONS
1.1	Certain Definitions	2
1.2	Terms Defined Elsewhere	2
ARTICLE II
THE MERGER
2.1	The Merger	4
2.2	Closing	4
2.3	Effect of the Merger	5
2.4	Organizational Documents	5
2.5	Directors and Officers of the Surviving Company	5
2.6	Directors of Parent	5
2.7	Tax Consequences	6
ARTICLE III
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE COMPANY AND MERGER SUB; EXCHANGE
3.1	Effect of the Merger on Capital Stock	6
3.2	Payment for Securities; Exchange	9
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
4.1	Organization, Standing and Power	13
4.2	Capital Structure	13
4.3	Authority; No Violations; Approvals	14
4.4	Consents	15
4.5	SEC Documents; Financial Statements; Internal Controls and Procedures	16
4.6	Absence of Certain Changes or Events	17
4.7	No Undisclosed Material Liabilities	17
4.8	Information Supplied	17
4.9	Company Permits; Compliance with Applicable Law	18
4.10	Compensation; Benefits	18
4.11	Labor Matters	18
4.12	Taxes	18
4.13	Litigation	21
4.14	Intellectual Property	21
4.15	Loans	21
4.16	Real Property	22
4.17	Material Contracts	23
4.18	Insurance	25
4.19	Opinion of Financial Advisor	25

4.20	Brokers	25
4.21	State Takeover Statute	26
4.22	Investment Company Act	26
4.23	No Additional Representations	26

ARTICLE V
REPRESENTATION AND WARRANTIES OF PARENT AND MERGER SUB
5.1	Organization, Standing and Power	27
5.2	Capital Structure	27
5.3	Authority; No Violations; Approvals	29
5.4	Consents	29
5.5	SEC Documents	30
5.6	Absence of Certain Changes or Events	31
5.7	No Undisclosed Material Liabilities	31
5.8	Information Supplied	31
5.9	Parent Permits; Compliance with Applicable Laws	32
5.10	Compensation; Benefits	32
5.11	Taxes	33
5.12	Litigation	35
5.13	Intellectual Property	35
5.14	Real Property	35
5.15	Material Contracts	36
5.16	Opinion of Financial Advisor	37
5.17	Brokers	37
5.18	State Takeover Statute	37
5.19	Investment Company Act	37
5.20	Ownership of Company Capital Stock	37
5.21	Business Conduct	37
5.22	No Additional Representations	38
ARTICLE VI
COVENANTS AND AGREEMENTS
6.1	Conduct of Company Business Pending the Merger	38
6.2	Conduct of Parent Business Pending the Merger	42
6.3	No Solicitation by the Company	46
6.4	No Solicitation by Parent	48
6.5	Preparation of Joint Proxy Statement and Registration Statement	50
6.6	Stockholders Meetings	51
6.7	Access to Information	53
6.8	Reasonable Best Efforts	54
6.9	Employee Matters	55
6.10	Indemnification; Directors' and Officers' Insurance	56
6.11	Agreement to Defend; Stockholder Litigation	58
6.12	Public Announcements	58
6.13	Control of Business	58

6.14	Transfer Taxes	58
6.15	Notification	58
6.16	Section 16 Matters	59
6.17	Listing Application	59
6.18	Tax Matters	59
6.19	Additional Dividends	59
6.20	Takeover Laws	60
6.21	Delisting	60
6.22	Obligations of Merger Sub	60
ARTICLE VII
CONDITIONS PRECEDENT
7.1	Conditions to Each Party's Obligation to Consummate the Merger	60
7.2	Additional Conditions to Obligations of Parent and Merger Sub	61
7.3	Additional Conditions to Obligations of the Company	62
7.4	Frustration of Closing Conditions	64
ARTICLE VIII
TERMINATION
8.1	Termination	64
8.2	Notice of Termination; Effect of Termination	65
8.3	Expenses and Other Payments	65
ARTICLE IX
GENERAL PROVISIONS
9.1	Schedule Definitions	69
9.2	Survival	69
9.3	Notices	70
9.4	Rules of Construction	71
9.5	Counterparts	72
9.6	Entire Agreement; Third-Party Beneficiaries	72
9.7	Governing Law; Venue; Waiver of Jury Trial	73
9.8	No Remedy in Certain Circumstances	74
9.9	Assignment	74
9.10	Affiliate Liability	74
9.11	Remedies; Specific Performance	75
9.12	Severability	75
9.13	Amendment	76
9.14	Extension; Waiver	76

Annex A Certain Defined Terms
Annex B Additional Operating Requirements
Annex C Additional Access and Reporting Requirements

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER, dated as of November 7, 2018 (this "Agreement"), by and among Ready Capital Corporation, a Maryland corporation ("Parent"), ReadyCap Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent ("Merger Sub"), and Owens Realty Mortgage, Inc., a Maryland corporation (the "Company").
WHEREAS, the Company and Parent are Maryland corporations operating as real estate investment trusts ("REITs") within the meaning, and under the provisions, of Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), for U.S. federal income tax purposes;
WHEREAS, the Board of Directors of the Company (the "Company Board"), acting upon the unanimous recommendation of a special committee of independent directors of the Company (the "Company Special Committee") formed for the purpose of, among other things, evaluating and making a recommendation to the Company Board with respect to this Agreement and the transactions contemplated hereby (collectively, the "Transactions"), has (i) determined that this Agreement and the Transactions, including the merger of the Company with and into Merger Sub (the "Merger"), are in the best interests of the Company and its stockholders (the "Company Stockholders"), (ii) approved this Agreement and declared that the Transactions, including the Merger, are advisable, (iii) directed that the Merger and the other Transactions be submitted to the holders of Company Common Stock for consideration at the Company Stockholders Meeting, and (iv) recommended that the Company Stockholders approve the Merger and the other Transactions (such recommendation made in clause (iv), the "Company Board Recommendation");
WHEREAS, the Board of Directors of Parent (the "Parent Board") has unanimously (i) determined that this Agreement and the Transactions, including the Merger and the issuance of the shares of common stock of Parent, par value $0.0001 per share ("Parent Common Stock") pursuant to this Agreement (collectively, the "Parent Common Stock Issuance"), are in the best interests of Parent and its stockholders (the "Parent Stockholders"), (ii) approved this Agreement and the Transactions, including the Merger and the Parent Common Stock Issuance, (iii) directed that the Parent Common Stock Issuance be submitted for consideration at the Parent Stockholders Meeting and (iv) recommended that the holders of Parent Common Stock approve the Parent Common Stock Issuance (the "Parent Board Recommendation");
WHEREAS, the Sole Member of Merger Sub (the "Merger Sub Board") has by unanimous written consent determined that this Agreement and the Transactions, including the Merger, are in the best interests of Merger Sub and approved this Agreement and the Transactions;
WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the Parent Common Stock Issuance and also prescribe various terms of and conditions to the Merger and the Parent Common Stock Issuance; and

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and this Agreement constitute and be adopted as a "plan of reorganization" for purposes of Sections 354 and 361 of the Code.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Merger Sub and the Company hereby agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
1.1 Certain Definitions. As used in this Agreement, the capitalized terms have the meanings ascribed to such terms in Annex A or as otherwise defined elsewhere in this Agreement.
1.2 Terms Defined Elsewhere. As used in this Agreement, the following capitalized terms are defined in this Agreement as referenced in the following table:
Definition	Section
Agreement	Preamble
Articles of Merger	2.2(b)
Base Ratio	3.1(b)(i)
Book-Entry Shares	3.2(b)(i)(A)(2)
Cancelled Shares	3.1(b)(iii)
Certificates	3.2(b)(i)(A)(1)
Closing	2.2(a)
Closing Date	2.2(a)
Code	Recitals
Company	Preamble
Company Additional Dividend Amount	6.19(a)(ii)
Company Affiliate	9.10
Company Board	Recitals
Company Board Recommendation	Recitals
Company Change of Recommendation	6.3(b)(v)
Company Common Stock	3.1(b)(i)
Company Contracts	4.17(b)
Company Director Designee	2.6
Company Disclosure Letter	Article IV
Company Employee	6.9(a)
Company Files	4.15(a)
Company Loans	4.15(a)
Company Material Adverse Effect	4.1(a)
Company Notes	4.15(a)
Company Permits	4.9

Definition	Section
Company Preferred Stock	4.2(a)(ii)
Company Properties	4.16(a)(ii)
Company Property	4.16(a)(ii)
Company SEC Documents	4.5(a)
Company Special Committee	Recitals
Company Stockholders	Recitals
Company Stockholders Meeting	4.4(a)(i)
Company 2017 10-K	Article IV
Confidentiality Agreement	6.7(b)
Convertible Notes	5.2
Creditors' Rights	4.3(a)(ii)
Dispute Notice	3.1(c)(iv)
Effective Time	2.2(b)
e-mail	9.3(c)
End Date	8.1(b)(ii)
Exchange Agent	3.2(a)
Exchange Fund	3.2(a)
Exchange Ratio	3.1(b)(i)
Exchange Ratio Announcement	3.1(c)(vi)
GAAP	4.5(b)
Indemnified Liabilities	6.10(a)
Indemnified Persons	6.10(a)
Independent Accounting Firm	3.1(c)(v)
Joint Proxy Statement	4.4(a)(i)
Letter of Transmittal	3.2(b)(i)(B)
Maryland Courts	9.7(b)
Maryland Department	2.2(b)
Material Company Insurance Policies	4.18(a)
MGCL	2.1
Merger	Recitals
Merger Consideration	3.1(b)(i)
Merger Sub	Preamble
Merger Sub Board	Recitals
OP Units	5.2
Operating Partnership	2.1
Owned Properties	4.16(a)(i)
Owned Property	4.16(a)(i)
Parent	Preamble
Parent Board	Recitals
Parent Board Recommendation	Recitals
Parent Change of Recommendation	6.4(b)(v)
Parent Common Stock	Recitals
Parent Common Stock Issuance	Recitals
Parent Contracts	5.15(b)
Parent Disclosure Letter	Article V

Definition	Section
Parent Equity Plan	5.2(a)(ii)(C)
Parent Material Adverse Effect	5.1(a)
Parent Permits	5.9
Parent Plans	5.10(a)
Parent SEC Documents	5.5(a)
Parent 2017 10-K	Article V
Parent Stockholders	Recitals
.pdf	9.5
Permitted Exceptions	8.3(h)(i)(B)(1)
Proposed Book Value Schedule	3.1(c)(iii)
Qualified REIT Subsidiary	4.1(b)
Qualifying Income	8.3(h)(i)(B)(1)
Real Property Lease	4.16(a)(ii)
Real Property Leases	4.16(a)(ii)
Registration Statement	4.8(a)
REITs	Recitals
Surviving Company	2.1
Taxable REIT Subsidiary	4.1(b)
Terminable Breach	8.1(b)(iii)
Transactions	Recitals
ARTICLE II
THE MERGER
2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, the Company will be merged with and into Merger Sub in accordance with the provisions of the Maryland General Corporation Law (the "MGCL"). As a result of the Merger, the separate existence of the Company shall cease and Merger Sub shall continue its existence under the laws of the State of Delaware as the surviving limited liability company (in such capacity, Merger Sub is sometimes referred to herein as the "Surviving Company"). Immediately following the Merger, the Surviving Company shall be contributed to Sutherland Partners, L.P., a Delaware limited partnership (the "Operating Partnership") in exchange for partnership interests in the Operating Partnership.
2.2 Closing.
(a) The closing of the Merger (the "Closing"), shall take place at 9:00 a.m., New York, New York time, on a date that is two Business Days following the satisfaction or (to the extent permitted by applicable Law) waiver in accordance with this Agreement of all of the conditions set forth in Article VII (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived in accordance with this Agreement on the Closing Date) at the offices of Vinson & Elkins L.L.P., 2200 Pennsylvania Avenue N.W., Suite 500 West, Washington, DC 20037, or such other place as Parent and the Company may agree to in writing. For purposes of this Agreement "Closing Date" shall mean the date on which the Closing occurs.

(b) As soon as practicable on the Closing Date after the Closing, the parties shall cause the Merger to be consummated by filing with the State Department of Assessments and Taxation of Maryland (the "Maryland Department") articles of merger (the "Articles of Merger") in connection with the Merger, in such form as is required by, and executed in accordance with, the MGCL, and the parties shall make all other filings or recordings required under the MGCL and all other applicable Law in connection with the Merger. The Merger shall become effective at the time the Articles of Merger are accepted for record by the Maryland Department or such later date (not to exceed 30 days after the Articles of Merger are accepted for record by the Maryland Department) and time as shall be agreed to in writing by the Company and Parent and specified in the Articles of Merger (such date and time the Merger becomes effective, the "Effective Time").
2.3 Effect of the Merger. At the Effective Time, the Merger shall have the effects set forth in this Agreement and the applicable provisions of the MGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Company.
2.4 Organizational Documents. At the Effective Time, the Organizational Documents of Merger Sub in effect immediately prior to the Effective Time shall be the Organizational Documents of the Surviving Company, until thereafter amended, subject to Section 6.10(b), in accordance with their respective terms and applicable Law.
2.5 Directors and Officers of the Surviving Company. From and after the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Company, and such directors and officers shall serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Organizational Documents of the Surviving Company.
2.6 Directors of Parent. Prior to the Effective Time, Parent shall take all necessary corporate action so that upon and after the Effective Time, the size of the Parent Board is increased by one member, and Gilbert E. Nathan ("Nathan") (the "Company Director Designee") is elected to the Parent Board to fill the vacancy on the Parent Board created by such increase. In the event that Nathan is unable or unwilling to serve on the Parent Board, then a substitute shall be designated by the Company on the earlier to occur of (1) five Business Days after the date that such Company Director Designee is determined to be unable to serve or informs the Company that he or she is unwilling to serve and (2) the Closing Date, which substitute member shall be deemed to be a Company Director Designee for purposes of this Agreement. Any such replacement for Nathan shall be reasonably acceptable to the Parent Board.  If the Closing occurs before Parent's 2019 annual meeting of the stockholders of Parent, then Parent, through the Parent Board, shall nominate such Company Director Designee for election to the Parent Board in the proxy statement relating to the 2019 annual meeting of the stockholders of Parent following Closing. Any Company Director Designee made in substitute for Nathan must meet the qualifications of an "independent director" under the rules of the NYSE. The Company Director Designee must provide to Parent the information in respect of the Company Director Designee that would be required by Regulation 14A under the Exchange Act for inclusion in proxy materials relating to the election of directors if any Company Director Designee were nominated for election as a director. The provisions of this Section 2.6 are intended to be for the benefit of, and shall be enforceable by, the Company Director Designee. The obligations of Parent and the Surviving Company under this Section 2.6 shall not be terminated or modified in such a manner as to adversely affect the rights of the Company Director Designee unless (a) such termination or modification is required by applicable Law or (b) the Company Director Designee have consented in writing to such termination or modification (it being expressly agreed that any Company Director Designee shall be a third-party beneficiary of this Section 2.6).  The Parent Board shall not be required to take any action contemplated by this Section 2.6 if the Parent Board (or a committee thereof) determines, after consultation with outside legal counsel, that taking such action would be reasonably likely to be inconsistent with the directors' duties under applicable Law.

2.7 Tax Consequences. It is intended that, for U.S. federal income tax purposes, (a) the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code and (b) this Agreement be, and hereby is adopted as, a "plan of reorganization" for purposes of Section 354 and 361 of the Code. Unless otherwise required by applicable law, the parties to this Agreement shall file all U.S. federal, state and local Tax Returns in a manner consistent with the intended tax treatment of the Merger described in this Section 2.7, and no party shall take a position inconsistent with such treatment.
ARTICLE III
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE COMPANY AND MERGER SUB; EXCHANGE
3.1 Effect of the Merger on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or any holder of any securities of Parent, Merger Sub or the Company:
(a) Capital Stock of Merger Sub. The membership interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding as membership interests of the Surviving Company.
(b) Capital Stock of the Company.
(i)
Subject to the other provisions of this Article III, each share of common stock, par value $0.01 per share, of the Company ("Company Common Stock"), issued and outstanding immediately prior to the Effective Time (excluding any Cancelled Shares, as defined below), shall be converted into the right to receive from Parent that number of validly issued, fully-paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio (the "Merger Consideration"). As used in this Agreement, "Exchange Ratio" means 1.441 (the "Base Ratio"), subject to adjustment as provided below.

(ii)
All such shares of Company Common Stock, when so converted pursuant to Section 3.1(b)(i), shall automatically be canceled and cease to exist. Each holder of a share of Company Common Stock that was outstanding immediately prior to the Effective Time (other than Cancelled Shares) shall cease to have any rights with respect thereto, except the right to receive (A) the Merger Consideration, (B) any dividends or other distributions in accordance with Section 3.2(g) and (C) any cash to be paid in lieu of any fractional shares of Parent Common Stock in accordance with Section 3.2(h), in each case, to be issued or paid in consideration therefor upon the surrender of any Certificates or Book-Entry Shares, as applicable, in accordance with Section 3.2.

(iii)
All shares of Company Common Stock held by Parent or Merger Sub or by any wholly owned Subsidiary of Parent, Merger Sub or the Company immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist as of the Effective Time, and no consideration shall be delivered in exchange therefor (collectively, the "Cancelled Shares").

(c) Adjustment to Exchange Ratio.
(i)
If (x) the Company Book Value Per Share on the Determination Date is equal to or greater than $21.86, and (y) the Parent Book Value Per Share is equal to or greater than $16.63, the Base Ratio shall not be adjusted, subject to Section 3.1(d), and shall be the Exchange Ratio.

(ii)
If the Company Book Value Per Share on the Determination Date is less than $$21.86, or the Parent Book Value Per Share on the Determination Date is less than $16.63, then the Exchange Ratio shall be the product of the Base Ratio multiplied by the Parent Adjustment Ratio multiplied by the Company Adjustment Ratio.

(iii)
As promptly as practicable, and in any event within ten Business Days after the Determination Date, each of Parent and the Company shall prepare and deliver to the other a schedule (each, a "Proposed Book Value Schedule") setting forth their respective calculations of Parent Book Value Per Share and Company Book Value Per Share, respectively, together with such supporting documentation as the Receiving Party may reasonably request.

(iv)
Within three Business Days after its delivery of the other's Proposed Book Value Schedule, each of Parent and the Company shall notify the other whether it accepts or disputes the accuracy of the other's Proposed Book Value Schedule. If Parent or the Company disputes the accuracy of the other's Proposed Book Value Schedule, the Receiving Party shall notify the Calculating Party in reasonable detail within the same three Business Day period of those items and amounts as to which the Receiving Party disagrees and shall set forth the Receiving Party's calculation of such disputed amounts (a "Dispute Notice"), and the Receiving Party shall be deemed to have agreed with all other items and amounts contained in the Calculating Party's Proposed Book Value Schedule. If Parent or the Company notifies the other that it accepts the other's Proposed Book Value Schedule or does not deliver a Dispute Notice during such three Business Day period, it shall be deemed to have accepted the accuracy of the other's Proposed Book Value Schedule, and the calculations of the Parent Book Value Per Share or Company Book Value Per Share, as applicable, set forth therein shall be final, conclusive and binding upon the parties.

(v)
If a Dispute Notice shall be timely delivered by Parent or the Company, the Calculating Party and the Receiving Party shall forthwith jointly request that a mutually agreed upon nationally recognized registered independent public accounting firm (the "Independent Accounting Firm") make a binding determination only as to the items set forth in the Dispute Notice in accordance with the terms of this Agreement. The Independent Accounting Firm will, under the terms of its engagement, be required to render its written decision with respect to such disputed items and amounts within four Business Days from the date of referral. If Parent and the Company both deliver Dispute Notices, the same Independent Accounting Firm shall be appointed to resolve both sets of disputes. The Independent Accounting Firm shall consider only those items or amounts in the Proposed Book Value Schedule as to which the Receiving Party and the Calculating Party are in disagreement. The Independent Accounting Firm shall deliver to the Receiving Party and the Calculating Party a written report setting forth its adjustments, if any, to the Proposed Book Value Schedule based on the Independent Accounting Firm's determination with respect to the disputed items and amounts in accordance with this Agreement and such report shall include the calculations supporting such adjustments; provided, that for each item as to which the Calculating Party and the Receiving Party are in disagreement, the Independent Accounting Firm shall assign a value for such item no greater than the higher amount, and no less than the lower amount, calculated or proposed by the Calculating Party or the Receiving Party with respect to such item, as the case may be. Such report shall be final, conclusive and binding on the parties, and neither party nor any of their respective Affiliates or Representatives will seek recourse to any courts, other tribunals or otherwise, other than to enforce the determination of the Independent Accounting Firm. The fees and expenses of the Independent Accounting Firm for purposes of this Section 3.1(c)(v) shall be shared equally by Parent and the Company, but such fees and expenses of the Independent Accounting Firm shall not adjust either the Company Book Value Per Share or the Parent Book Value Per Share.

(vi)
Subject to Section 3.1(d), as soon as practicable (but not more than two Business Days) following the final determination of the Parent Book Value Per Share, the Company Book Value Per Share and the Exchange Ratio, Parent and the Company shall make a joint public statement to disclose the Exchange Ratio ("Exchange Ratio Announcement").

(d) Adjustment to Merger Consideration. The Merger Consideration shall be equitably adjusted to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock or Parent Common Stock, as applicable), subdivision, reorganization, reclassification, recapitalization, combination, exchange of shares or other like change with respect to the number of shares of Company Common Stock or Parent Common Stock outstanding after the date hereof and prior to the Effective Time. Nothing in this Section 3.1(d) shall be construed to permit the Company or Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.

3.2 Payment for Securities; Exchange.
(a) Exchange Agent; Exchange Fund. Prior to the Effective Time, Parent and Merger Sub shall enter into an agreement with the Company's transfer agent to act as agent for the holders of Company Common Stock in connection with the Merger (the "Exchange Agent") and to receive the Merger Consideration and cash sufficient to pay cash in lieu of fractional shares pursuant to Section 3.2(h) and any dividends or other distributions pursuant to Section 3.2(g), to which such holders shall become entitled pursuant to this Article III. On or prior to the Closing Date and prior to the Effective Time, Parent or Merger Sub shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock for issuance in accordance with this Article III through the Exchange Agent, the number of shares of Parent Common Stock issuable to the holders of Company Common Stock outstanding immediately prior to the Effective Time pursuant to Section 3.1. Parent agrees to deposit with the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 3.2(g) and to make payments in lieu of fractional shares pursuant to Section 3.2(h). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued in exchange for shares of Company Common Stock pursuant to this Agreement out of the Exchange Fund. Except as contemplated by this Section 3.2(a) and Sections 3.2(g) and 3.2(h), the Exchange Fund shall not be used for any other purpose. Any cash and shares of Parent Common Stock deposited with the Exchange Agent (including as payment for fractional shares in accordance with Section 3.2(h) and any dividends or other distributions in accordance with Section 3.2(g)) shall hereinafter be referred to as the "Exchange Fund." The Surviving Company shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares for the Merger Consideration. Any interest or other income resulting from investment of the cash portion of the Exchange Fund shall become part of the Exchange Fund.
(b) Exchange Procedures.
(i)
As soon as practicable after the Effective Time, but in no event more than two Business Days after the Closing Date, Parent shall cause the Exchange Agent to mail or otherwise deliver to each record holder, as of immediately prior to the Effective Time, (A) (1) shares represented by a certificate or certificates that immediately prior to the Effective Time represented shares of Company Common Stock (the "Certificates") or (2) shares of Company Common Stock represented by book-entry ("Book-Entry Shares"), in each case, which shares were converted pursuant to Section 3.1 into the right to receive the Merger Consideration at the Effective Time, (B) a letter of transmittal ("Letter of Transmittal"), which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the Letter of Transmittal, and which shall be in a customary form and agreed to by Parent and the Company prior to the Closing and (C) instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such shares, for payment of the Merger Consideration set forth in Section 3.1.

(ii)
Upon surrender to the Exchange Agent of a Certificate or Book-Entry Shares, together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other customary documents as may be reasonably required by the Exchange Agent, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor (A) the Merger Consideration pursuant to the provisions of this Article III (which shares of Parent Common Stock shall be in uncertificated book-entry form unless a physical certificate is requested by such holder) and (B) if applicable, a check in the amount equal to the cash payable in lieu of any fractional shares of Parent Common Stock pursuant to Section 3.2(h) and dividends and other distributions pursuant to Section 3.2(g). No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable in respect of the Certificates or Book-Entry Shares. If payment of the Merger Consideration is to be made to a Person other than the record holder of such shares of Company Common Stock, it shall be a condition of payment that shares so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such shares surrendered or shall have established to the satisfaction of the Surviving Company that such Taxes either have been paid or are not applicable. Until surrendered as contemplated by this Section 3.2(b)(ii), each Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration payable in respect of such shares of Company Common Stock, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 3.2(h) and any dividends or other distributions to which such holder is entitled pursuant to Section 3.2(g).

(c) Termination of Rights. All Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock pursuant to Section 3.2(h) and any dividends or other distributions with respect to Parent Common Stock pursuant to Section 3.2(g), in each case paid upon the surrender of and in exchange for shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Common Stock. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Company for any reason, they shall be canceled and exchanged for the Merger Consideration payable in respect of the shares of Company Common Stock previously represented by such Certificates or Book-Entry Shares (other than Certificates or Book-Entry Shares representing Cancelled Shares), any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 3.2(h) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.2(g), without any interest thereon.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the former Company Stockholders on the 365th day after the Closing Date shall be delivered to the Surviving Company, upon demand, and any former Company Stockholders who have not theretofore received the Merger Consideration to which they are entitled under this Article III, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 3.2(h) and any dividends or other distributions with respect to Parent Common Stock to which they are entitled pursuant to Section 3.2(g), in each case without interest thereon, shall thereafter look only to the Surviving Company and Parent for payment of their claim for such amounts.
(e) No Liability. None of the Surviving Company, Parent or the Exchange Agent shall be liable to any holder of a Certificate or Book-Entry Share for any Merger Consideration or other amounts properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share has not been surrendered prior to the time that is immediately prior to the time at which the Merger Consideration in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.
(f) Lost, Stolen, or Destroyed Certificates. If any Certificate (other than a Certificate representing Cancelled Shares) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Company, the posting by such Person of a bond in such reasonable amount as the Surviving Company may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the shares of Company Common Stock formerly represented by such Certificate, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 3.2(h) and any dividends or other distributions with respect to Parent Common Stock to which the holders thereof are entitled pursuant to Section 3.2(g).
(g) Distributions with Respect to Parent Common Stock. No dividends or other distributions declared or made with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Shares with respect to the whole shares of Parent Common Stock that such holder would be entitled to receive upon surrender of such Certificate or Book-Entry Shares and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder, in each case until such holder shall surrender such Certificate or Book-Entry Shares in accordance with this Section 3.2. Following surrender of any such Certificate or Book-Entry Shares, there shall be paid to such holder of whole shares of Parent Common Stock issuable in exchange therefor, without interest, (i) promptly after the time of such surrender, the amount of dividends or other distributions declared and paid on shares of Parent Common Stock with a record date and a payment date after the Effective Time but prior to such surrender, with respect to such whole shares of Parent Common Stock to which such holder is entitled pursuant to this Agreement, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock. For purposes of dividends or other distributions in respect of shares of Parent Common Stock, all whole shares of Parent Common Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if such whole shares of Parent Common Stock were issued and outstanding as of the Effective Time.

(h) No Fractional Shares of Parent Common Stock. No certificates or scrip or shares representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Parent or a holder of shares of Parent Common Stock. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Parent Common Stock multiplied by (ii) the volume weighted average price of Parent Common Stock for the five consecutive trading days immediately prior to the Closing Date as reported by Bloomberg, L.P. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates and Book-Entry Shares delivered by such holder), the Exchange Agent shall so notify Parent, and Parent shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.
(i) Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, Parent, the Surviving Company and the Exchange Agent shall be entitled to deduct and withhold from (i) the consideration to be paid by Parent hereunder and (ii) any other amounts otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of state, local or foreign Tax Law. If Parent, the Surviving Company or the Exchange Agent believes that such deduction or withholding is required, Parent, the Surviving Company or the Exchange Agent, as applicable, shall provide the Company with written notice at least five (5) Business Days prior to withholding any amount pursuant to this Section 3.2(i) such that the Company and/or the holders of its Common Stock shall have the opportunity to eliminate or reduce such deduction or withholding obligation by filing appropriate documentation or taking other appropriate action, and subject to their respective obligations under applicable Law, Parent, the Surviving Company and the Exchange Agent shall cooperate in good faith with the Company and/or its holders of Common Stock as necessary to eliminate or reduce such deduction or withholding. Any such amounts so deducted or withheld shall be paid over to the relevant Taxing Authority in accordance with applicable Law by the Exchange Agent, the Surviving Company or Parent, as the case may be, and such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

(j) Dissenters' Rights. No dissenters' or appraisal rights shall be available with respect to the Merger or the other Transactions.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the disclosure letter dated as of the date of this Agreement and delivered by the Company to Parent and Merger Sub on or prior to the date of this Agreement (the "Company Disclosure Letter") and except as disclosed in the Company's Annual Report on Form 10‑K for the year ended December 31, 2017 (the "Company 2017 10‑K") and each Quarterly Report on Form 10‑Q filed thereafter (including all exhibits and schedules thereto and documents incorporated by reference therein, but excluding any forward looking disclosures set forth in any "risk factors" section, any disclosures in any "forward looking statements" section and any other disclosures included therein to the extent they are predictive or forward looking in nature), the Company represents and warrants to Parent and Merger Sub as follows:
4.1 Organization, Standing and Power.
(a) Each of the Company and its Subsidiaries is, as applicable, a corporation, partnership or limited liability company duly organized, validly existing and, where relevant, in good standing under the Laws of its jurisdiction of incorporation or organization, with all requisite entity power and authority to own, lease and, to the extent applicable, operate its properties, own its assets and to carry on its business as now being conducted, other than where the failure to be in good standing or to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company (a "Company Material Adverse Effect"). Each of the Company and its Subsidiaries is duly qualified or licensed to do business and, where relevant, is in good standing in each jurisdiction in which the business it is conducting, other than where the failure to so qualify, be licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to Parent complete and correct copies of its Organizational Documents.
(b) Schedule 4.1(b) of the Company Disclosure Letter sets forth an accurate and complete list of each Subsidiary of the Company, including a list of each Subsidiary that is a "qualified REIT subsidiary" within the meaning of Section 856(i)(2) of the Code ("Qualified REIT Subsidiary"), or a "taxable REIT subsidiary" within the meaning of Section 856(l) of the Code ("Taxable REIT Subsidiary"), together with (i) the jurisdiction of incorporation or organization, as the case may be, of such Subsidiary and (ii) the type and percentage of interest held, directly or indirectly, by the Company in such Subsidiary.
4.2 Capital Structure.
(a) As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 50,000,000 shares of Company Common Stock and (ii) 5,000,000 shares of Company preferred stock, $0.01 par value per share ("Company Preferred Stock"). At the close of business on November 7, 2018: (A) 8,482,880 shares of Company Common Stock were issued and outstanding and (B) no shares of Company Preferred Stock were issued and outstanding. Except as set forth in this Section 4.2, at the close of business on November 7, 2018, there is no other outstanding Company Capital Stock issued or outstanding.

(b) All outstanding shares of Company Capital Stock are validly issued, fully paid and nonassessable and are not subject to preemptive rights. All outstanding shares of Company Capital Stock have been issued and granted in compliance in all material respects with applicable state and federal securities Laws, the MGCL and the Organizational Documents of the Company. The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock, membership interests or partnership interests, as applicable, of the Subsidiaries of the Company, free and clear of all Liens, other than Permitted Liens. As of the close of business on November 7, 2018, except as set forth in this Section 4.2 and the Organizational Documents of the Company, there are no outstanding: (i) shares of Company Capital Stock, (ii) Voting Debt, (iii) securities of the Company or any Subsidiary of the Company convertible into or exchangeable or exercisable for shares of Company Capital Stock or Voting Debt, or (iv) subscriptions, options, warrants, calls, exchange rights, conversion rights, puts, rights of first refusal or other rights (including preemptive rights), commitments or agreements to which the Company or any Subsidiary of the Company is a party or by which it is bound, in any case, obligating the Company or any Subsidiary of the Company to (A) issue, deliver, transfer, sell, purchase, redeem or acquire, or cause to be issued, delivered, transferred, sold, purchased, redeemed or acquired, additional shares of Company Capital Stock, any Voting Debt or other voting securities of the Company or (B) grant, extend or enter into any such subscription, option, warrant, call, exchange right, conversion right, put, right of first refusal or other similar right, commitment or agreement. Except as set forth in the Organizational Documents of the Company, there are no stockholder agreements, voting trusts or other agreements to which the Company is a party or by which it is bound relating to the voting of any shares of the Company Capital Stock.
(c) All dividends or other distributions on the shares of Company Capital Stock and any material dividends or other distributions on any securities of any Subsidiary of the Company which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been declared and are not yet due and payable).
4.3 Authority; No Violations; Approvals.
(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions, including the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company, subject, with respect to consummation of the Merger, to (i) the Company Stockholder Approval and (ii) the filing of the Articles of Merger with, and acceptance for record by, the Maryland Department. This Agreement has been duly executed and delivered by the Company and, assuming the due and valid execution of this Agreement by Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors' rights and to general principles of equity regardless of whether such enforceability is considered in a Proceeding in equity or at law (collectively, "Creditors' Rights"). The Company Board, at a meeting duly called and held, acting upon the unanimous recommendation of the Company Special Committee, (A) determined that this Agreement and the Transactions, including the Merger, are in the best interests of the Company and the Company Stockholders, (B) approved this Agreement and declared that the Transactions, including the Merger, are advisable, (C) directed that the Merger and the other Transactions be submitted to the holders of Company Common Stock for consideration at the Company Stockholders Meeting, and (D) made the Company Board Recommendation. As of the date hereof, none of the foregoing actions by the Company Board has been rescinded or modified in any way. The Company Stockholder Approval is the only vote of the holders of any class or series of the Company Capital Stock that is necessary to approve the Merger and the other Transactions.

(b) The execution and delivery of this Agreement does not, and the consummation of the Transactions will not (with or without notice or lapse of time, or both) (i) assuming that the Company Stockholder Approval is obtained, contravene, conflict with or result in a violation of any provision of the Organizational Documents of the Company, (ii) result in a violation of, or default under, or acceleration of any material obligation or the loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of any Company Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their respective properties or assets are bound, or (iii) assuming the Consents referred to in Section 4.4 are duly and timely obtained or made and the Company Stockholder Approval has been obtained, contravene, conflict with or result in a violation of any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such contraventions, conflicts, violations, defaults, acceleration, losses, or Lien that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
4.4 Consents. No Consent from any Governmental Entity is required to be obtained or made by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Transactions, except for: (a) the filing with the SEC of (i) a joint proxy statement in preliminary and definitive form (the "Joint Proxy Statement") relating to the meeting of the Company Stockholders to consider the approval of the Merger and the other Transactions (including any postponement, adjournment or recess thereof, the "Company Stockholders Meeting") and the Parent Stockholders Meeting and (ii) such reports under the Exchange Act and the Securities Act, and such other compliance with the Exchange Act and the Securities Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions; (b) the filing of the Articles of Merger and any other required filings with, and the acceptance for record by, the Maryland Department pursuant to the MGCL; (c) filings as may be required under the rules and regulations of the NYSE American; (d) such filings and approvals as may be required by any applicable state securities or "blue sky" laws or Takeover Laws; and (e) any such Consent that the failure to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or an adverse effect on the validity of the Merger.

4.5 SEC Documents; Financial Statements; Internal Controls and Procedures.
(a) Since December 31, 2016, the Company has filed or furnished with the SEC all forms, reports, schedules and statements required to be filed or furnished under the Securities Act or the Exchange Act, respectively (such forms, reports, schedules and statements, as amended, collectively, the "Company SEC Documents"). As of their respective filing dates, or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment made prior to the date hereof, each of the Company SEC Documents, as amended, complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b) The consolidated audited and unaudited interim financial statements of the Company included or incorporated by reference in the Company SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles in the United States ("GAAP") applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments) the consolidated financial position, results of operations, stockholders' equity and cash flows of the Company and its Subsidiaries, as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim financial statements, to absence of notes and normal year-end adjustments). To the knowledge of the Company, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review and the Company does not have outstanding and unresolved comments from the SEC with respect to any of the Company SEC Documents. None of the Company SEC Documents as of the date hereof is the subject of any confidential treatment request by the Company.
(c) Other than any off-balance sheet financings as and to the extent specifically disclosed in the Company SEC Documents filed or furnished prior to the date hereof, neither the Company nor any Subsidiary of the Company is a party to, or has any contract to become a party to, any joint venture, off-balance sheet partnership or any similar contractual arrangement, including any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K of the SEC) where the purpose of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company's published financial statements or any Company SEC Documents.
(d) The Company has established and maintains disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) as required by the Exchange Act. From January 1, 2018 to the date of this Agreement, the Company's auditors and the Company Board have not been advised of (i) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company's ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting, and, in each case, neither the Company nor any of its Representatives has failed to disclose such information to the Company's auditors or the Company Board.

4.6 Absence of Certain Changes or Events.
(a) From January 1, 2018 through the date of this Agreement, there has not been any event, change, effect or development that, individually or in the aggregate with other events, changes, effects or developments, has had or would reasonably be expected to have a Company Material Adverse Effect.
(b) From January 1, 2018 through the date of this Agreement, except for events giving rise to and the discussion and negotiation of this Agreement, the Company and each of its Subsidiaries have conducted their business in the ordinary course of business in all material respects.
4.7 No Undisclosed Material Liabilities. There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities reflected or reserved against on the consolidated balance sheet of the Company dated as of December 31, 2017 (including the notes thereto) contained in the Company 2017 10‑K, (b) liabilities incurred in the ordinary course of business subsequent to December 31, 2017; (c) liabilities incurred in connection with the preparation, negotiation and consummation of the Transactions; (d) liabilities incurred as permitted under Section 6.1(b)(ix); and (e) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
4.8 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent pursuant to which shares of Parent Common Stock issuable in the Merger will be registered with the SEC (including any amendments or supplements, the "Registration Statement") shall, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Joint Proxy Statement shall, at the date it is first mailed to the Company Stockholders and to the Parent Stockholders and at the time of the Company Stockholders Meeting and the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation is made by the Company with respect to statements made therein based on information (i) supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference therein or (ii) not supplied by or on behalf of the Company and not obtained from or incorporated by reference to the Company's filings with the SEC.

4.9 Company Permits; Compliance with Applicable Law. The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except where the failure to so hold would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Subsidiary of the Company is in violation or breach of, or default under, any Company Permit, nor has the Company or any Subsidiary of the Company received any claim or notice indicating that the Company or any Subsidiary of the Company is currently not in compliance with the terms of any Company Permits, except where the failure to be in compliance with the terms of any Company Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The businesses of the Company and its Subsidiaries are not currently being conducted, and at no time since December 31, 2017 have been conducted, in violation of any applicable Law, except for violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, to the knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or threatened, other than those the outcome of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Notwithstanding anything to the contrary in this Section 4.9, the provisions of this Section 4.9 shall not apply to matters addressed in Section 4.10, Section 4.11 and Section 4.12.
4.10 Compensation; Benefits. Neither the Company nor any of its Subsidiaries maintains or contributes to any material Employee Benefit Plans.
4.11 Labor Matters. Neither the Company nor any Subsidiary of the Company is a party to, or bound by, any collective bargaining agreement or other contract with a labor union or labor organization. Neither the Company nor any Subsidiary of the Company is subject to a material labor dispute, strike or work stoppage. There are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or, to the knowledge of the Company, threatened involving employees of the Company or any Subsidiary of the Company. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each Subsidiary of the Company is and has been since January 1, 2018 in compliance with all applicable Laws respecting employment and employment practices.
4.12 Taxes.
(a) The Company and each of its Subsidiaries has (i) duly and timely filed (or there have been filed on their behalf) with the appropriate Taxing Authority all U.S. federal and all other material Tax Returns required to be filed by them, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were and are correct and complete in all material respects, and (ii) duly and timely paid in full (or there has been duly and timely paid in full on their behalf), or made adequate provision for, all material amounts of Taxes required to be paid by them.

(b) The Company (i) for its taxable years commencing with the Company's taxable year that ended on December 31, 2012 and through and including its taxable year ended December 31, 2017 has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT in such years; (ii) has operated since January 1, 2018 until the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) shall continue to operate in such a manner so as to qualify as a REIT for its taxable year that will end with the Merger; and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a successful challenge by the IRS or any other Governmental Entity to its qualification as a REIT, and no such challenge is pending or has been threatened in writing.
(c) Each of the Company's Subsidiaries has been since the later of its acquisition or formation and continues to be treated for U.S. federal and state income tax purposes as (i) a partnership (or a disregarded entity) and not as a corporation or an association or publicly traded partnership taxable as a corporation, (ii) a Qualified REIT Subsidiary, or (iii) a Taxable REIT Subsidiary.
(d) Neither the Company nor any of its Subsidiaries holds any asset the disposition of which would be subject to (or to rules similar to) Section 337(d) or Section 1374 of the Code or the regulations thereunder, nor has it disposed of any such asset during its current taxable year.
(e) (i) There are no audits, investigations by any Governmental Entity or other proceedings pending or, to the knowledge of the Company, threatened with regard to any material Taxes or Tax Returns of the Company or any of its Subsidiaries; (ii) no material deficiency for Taxes of the Company or any of its Subsidiaries has been claimed, proposed or assessed in writing or, to the knowledge of the Company, threatened, by any Governmental Entity, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; (iii) neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year; (iv) neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any material Tax Return; and (v) neither the Company nor any of its Subsidiaries has entered into any "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).
(f) Since the Company's formation, (i) neither the Company nor any of its Subsidiaries has incurred any liability for Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code and (ii) neither the Company nor any of its Subsidiaries has incurred any material liability for any other Taxes other than (x) in the ordinary course of business or consistent with past practice or (y) transfer or similar Taxes arising in connection with acquisitions or dispositions of property. No event has occurred, and, to the knowledge of the Company, no condition or circumstance exists, which presents a material risk that any material amount of Tax described in the previous sentence will be imposed upon the Company or any its Subsidiaries.

(g) The Company and its Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471, 3102 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Taxing Authority all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.
(h) There are no material Tax Liens upon any property or assets of the Company or any of its Subsidiaries except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.
(i) Neither the Company nor any of its Subsidiaries has requested, has received or is subject to any written ruling of a Taxing Authority or has entered into any written agreement with a Taxing Authority.
(j) There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving the Company or any of its Subsidiaries, and after the Closing Date neither the Company nor any of its Subsidiaries shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date, in each case, other than customary provisions of commercial or credit agreements.
(k) Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than any Subsidiary of the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, or otherwise.
(l) Neither the Company nor any of its Subsidiaries has participated in any "listed transaction" within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(m) Neither the Company nor any of its Subsidiaries (other than Taxable REIT Subsidiaries) has or has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.
(n) Neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which action or failure would reasonably be expected to jeopardize, nor to the knowledge of the Company is there any other fact or circumstance that could reasonably be expected to prevent, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
(o) Neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the five (5) years prior to the date of this Agreement.

(p) No written power of attorney that has been granted by the Company or any of its Subsidiaries (other than to the Company or any of its Subsidiaries) is currently in force with respect to any matter relating to Taxes.
(q) This Section 4.12 constitutes the exclusive representations and warranties of the Company with respect to Tax matters.
4.13 Litigation. Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no (a) Proceeding pending (in which service of process has been received by an employee of the Company) or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties, rights or assets or (b) judgment, decree, injunction, ruling or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries.
4.14 Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company or the Subsidiaries of the Company own or are licensed or otherwise possess valid rights to use all Company Intellectual Property used in the conduct the business of the Company and its Subsidiaries as it is currently conducted, (b) to the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Person, (c) there are no pending or, to the knowledge of the Company, threatened claims with respect to any of the Company Intellectual Property rights owned by the Company or any Subsidiary of the Company, and (d) to the knowledge of the Company, no Person is currently infringing or misappropriating Company Intellectual Property. The Company and its Subsidiaries have taken reasonable measures to protect the confidentiality of trade secrets used in the businesses of each of the Company and its Subsidiaries as presently conducted, except where failure to do so would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
4.15 Loans.
(a) As of December 31, 2017, the Company or a Subsidiary of the Company is the sole owner of each of the loans set forth in Schedule 4.15 of the Company Disclosure Letter (collectively, the "Company Loans") and is the sole owner or beneficiary of or under any related notes ("Company Notes"), deeds of trust, mortgages, security agreements, guaranties, indemnities, financing statements, assignments, endorsement, bonds, letters of credit, accounts, insurance contracts and policies, credit reports, Tax Returns, appraisals, escrow documents, participation agreements (if applicable), loan files, servicing files and all other documents evidencing or securing the Company Loans (collectively, the "Company Files"), in each case, free and clear of any Liens, except for Permitted Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The principal amount of each of the Company Loans fully amortizes in accordance with the initial term of the underlying lease collaterally assigned to the applicable mortgage lender as security for such Company Loan.

(b) Each Company Loan is subject only to "Permitted Exceptions" which consist of the following: (A) Permitted Liens; (B) Liens affecting title acceptable to prudent mortgage lending institutions generally; (C) rights of tenants with no options to purchase or rights of first refusal to purchase, except as disclosed in the Company Files that have been made available to Parent; and (D) other matters which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c) Each of the Company Loans has generally been serviced in accordance with the terms of the related mortgage note and pooling and servicing agreements and otherwise in accordance with industry accepted servicing practices, except for events that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(d) Except as disclosed on Schedule 4.15(d) of the Company Disclosure Letter, there is no delinquency in the payments of principal and interest required to be made under the terms of any Company Loan in excess of thirty (30) days beyond the applicable due date that has occurred or in any other payments required to be made under the terms of any Company Loan (inclusive of any applicable grace or cure period) that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(e) Except as disclosed on Schedule 4.15(e) of the Company Disclosure Letter, the Company has no knowledge of (i) any written notice asserting any offset, defense (including the defense of usury), claim (including claims of lender liability), counterclaim or right to rescission with respect to any Company Loan, Company Note or other related agreements, (ii) any uncured monetary default in excess of thirty (30) days or event of acceleration existing under any Company Loan or the related Company Note, or (iii) any uncured non-monetary default, breach, violation or event of acceleration existing beyond the applicable grace or cure period under any Company Loan or the related Company Note, except, in each case, for notices, violations, breaches, defaults or events of acceleration that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
4.16 Real Property.
(a) Schedule 4.16(a) of the Company Disclosure Letter sets forth a complete list as of the date hereof of: (i) all real property and interests in real property owned in fee by the Company and the Company Subsidiaries (individually, a "Owned Property" and collectively, the "Owned Properties"); and (ii) all real property and interests in real property leased by the Company and the Company Subsidiaries as lessee (individually, a "Real Property Lease" and collectively, the "Real Property Leases" and, together with the Owned Properties, being referred to herein individually as a "Company Property" and collectively as the "Company Properties"). The Company and the Company Subsidiaries have good and marketable fee title to all Owned Properties, free and clear of all Liens, except for Permitted Liens. The Company Properties constitute all real property currently owned or leased by the Company and the Company Subsidiaries. To the knowledge of the Company, the Company Properties and buildings, fixtures and improvements thereon (A) are in good operating condition (ordinary wear and tear excepted), in all respects, and all mechanical and other systems located thereon are in good operating condition in all respects and (B) are suitable, sufficient and appropriate in all respects for their current uses, except in each case as have not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered or made available to Parent (or its Representatives) true, correct and complete copies of: (1) the existing title policies and existing surveys for the Owned Properties, in each case in the possession of the Company, the Company Subsidiaries or the Company's Representatives; and (2) all material environmental reports relating to conditions at the Owned Properties, including material reports relating to compliance with environmental Laws, which are in the possession or control of the Company, the Company Subsidiaries or the Company's Representatives. Except for Permitted Liens or as set forth on Schedule 4.16(a) of the Company Disclosure Letter, the Company Properties are not subject to any leases, rights of first refusal, options to purchase or rights of occupancy entered into or granted by the Company and the Company Subsidiaries, and neither the Company nor any Company Subsidiary has granted any party any right to use or occupy the Company Properties or any portion thereof except for permitted tenants, subtenants or assignees.

(b) There does not exist any actual, ongoing, or, to the knowledge of the Company, threatened or contemplated condemnation or eminent domain proceedings that affect any material Company Property, and neither the Company nor any Company Subsidiary has received any written notice of the intention of any Governmental Entity or other Person to take or use all or any material part thereof.
(c) Neither the Company nor any Company Subsidiary has received any written notice from any insurance company since January 1, 2018 that has issued a policy with respect to any Company Property requiring performance of any structural or other repairs or alterations to such Company Property which the failure to perform such repairs or alterations would void the applicable insurance policy and which repairs or alterations have not been made.
(d) Neither the Company nor any Company Subsidiary owns, holds, is obligated under or is a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.
4.17 Material Contracts.
(a) Schedule 4.17 of the Company Disclosure Letter sets forth a true and complete list of the following, as of the date of this Agreement:
(i)
 other than contracts providing for the origination, investment and management of commercial real estate loans entered into by the Company or any Subsidiary of the Company in the ordinary course of business, each contract that involves a pending or contemplated merger, business combination, acquisition, purchase, sale or divestiture that requires the Company or any of its Subsidiaries to dispose of or acquire assets or properties with a fair market value in excess of $5,000,000;

(ii)
each contract that grants any right of first refusal or right of first offer or that limits the ability of the Company, any Subsidiary of the Company or any of their respective Affiliates to own, operate, sell, transfer, pledge or otherwise dispose of any businesses, securities or assets (other than provisions requiring notice of or consent to assignment by any counterparty thereto);

(iii)
each contract relating to outstanding Indebtedness (or commitments or guarantees in respect thereof) of the Company or any of its Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) in excess of $5,000,000, other than agreements solely among the Company and its Subsidiaries;

(iv)
except for the Company Notes and other contracts relating to the Company Loans, each contract under which the Company or a Subsidiary of the Company has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other interest in, any other Person other than the Company or a Subsidiary of the Company;

(v)	each contract that involves or constitutes an interest rate surge, interest rate collar, interest rate cap or other forward, swap or hedging transaction of any kind;
(vi)
each employment or other personal services contract to which the Company or any of its Subsidiaries is a party and each contract relating to or providing for the provision of management or administration services to or for the Company or any of its Subsidiaries;

(vii)
each contract containing any non-compete, exclusivity or similar type of provision that materially restricts the ability of the Company or any of its Subsidiaries (including Parent upon consummation of the Transactions) to compete in any line of business or with any Person or geographic area;

(viii)	each partnership, joint venture, limited liability company or strategic alliance agreement (other than any such agreement solely between or among the Company and its wholly owned Subsidiaries);
(ix)
each contract between or among the Company or any Subsidiary of the Company, on the one hand, and the Company Manager, or any officer, director or affiliate (other than a wholly owned Subsidiary of the Company) of the Company or any of its Subsidiaries or any of their respective "associates" or "immediate family" members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) or of the Company Manager, on the other hand;

(x)	each management or similar contract between or among the Company or any of its Subsidiaries, on the one hand, and a third-party manager or operator of the Company Owned Property, on the other hand;
(xi)
each contract that obligates the Company or any of its Subsidiaries to indemnify any past or present directors, officers, or employees of the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries is the indemnitor;

(xii)
each vendor, supplier or consulting contract to which the Company or any of its Subsidiaries is a party that (A) cannot be terminated by the Company or its Subsidiary, as applicable, without penalty within 60 days after the Effective Time and (B) reasonably could be expected to require payments in excess of $50,000 per year; and

(xiii)
each "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) not otherwise described in this Section 4.17(a) with respect to the Company or any Subsidiary of the Company.

(b) Collectively, the contracts set forth in Section 4.17(a) are herein referred to as the "Company Contracts." Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Contract is legal, valid, binding and enforceable in accordance with its terms on the Company and each of its Subsidiaries that is a party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect, subject, as to enforceability, to Creditors' Rights. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in breach or default under any Company Contract nor, to the knowledge of the Company, is any other party to any such Company Contract in breach or default thereunder. Complete and accurate copies of every Company Contract in effect as of the date hereof (including all amendments and other modifications) have been furnished or otherwise made available to Parent.
4.18 Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, (a) all current, material insurance policies of the Company and its Subsidiaries (collectively, the "Material Company Insurance Policies"), all of which are listed in Schedule 4.18 of the Company Disclosure Letter, are in full force and effect and (b) all premiums payable under the Material Company Insurance Policies prior to the date of this Agreement have been duly paid to date. As of the date of this Agreement, no written notice of cancellation or termination has been received with respect to any Material Company Insurance Policy.
4.19 Opinion of Financial Advisor. The Company Special Committee has received the opinion of Barclays Capital Inc., dated the date of this Agreement, to the effect that, as of such date, and subject to the limitations, qualifications and assumptions set forth therein, from a financial point of view, the Exchange Ratio to be offered to the holders of Company Common Stock, other than Parent, Merger Sub or any wholly owned Subsidiary of Parent, Merger Sub or the Company, is fair to such holders of Company Common Stock. A written copy of such opinion was provided to the Company Board concurrently with receipt of such opinion by the Company Special Committee.
4.20 Brokers. Except for the fees and expenses payable to Barclays Capital Inc. in the amounts set forth in Schedule 4.20 of the Company Disclosure Letter, no broker, investment banker, or other Person is entitled to any broker's, finder's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

4.21 State Takeover Statute. The Company Board has taken all action necessary to render inapplicable to the Merger: (a) the provisions of Subtitle 6 of Title 3 of the MGCL, (b) Subtitle 7 of Title 3 of the MGCL and (c) to the extent applicable to the Company, any other Takeover Law. The Company Board has adopted resolutions exempting the Transactions and the acquisition of Company Capital Stock by Merger Sub and Parent as a result of the Merger from the limitations on ownership of Company Capital Stock contained in the Organizational Documents of the Company.
4.22 Investment Company Act. Neither the Company nor any of its Subsidiaries is, or as of immediately prior to the Effective Time will be, required to be registered as an investment company under the Investment Company Act.
4.23 No Additional Representations.
(a) Except for the representations and warranties made in this Article IV, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Parent, Merger Sub, or any of their respective Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company or any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by the Company in this Article IV, any oral or written information presented to Parent or Merger Sub or any of their respective Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the Transactions.
(b) Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that none of Parent, Merger Sub or any other Person has made or is making, and the Company expressly disclaims reliance upon, any representations, warranties or statements relating to Parent or its Subsidiaries (including Merger Sub) whatsoever, express or implied, beyond those expressly given by Parent and Merger Sub in Article V, the Parent Disclosure Letter or in any other document or certificate delivered by Parent or Merger Sub in connection herewith, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent furnished or made available to the Company, or any of its Representatives. Without limiting the generality of the foregoing, the Company acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to the Company or any of its Representatives (including in certain "data rooms," "virtual data rooms," management presentations or in any other form in expectation of, or in connection with, the Merger or the other Transactions).

ARTICLE V
REPRESENTATION AND WARRANTIES OF PARENT AND MERGER SUB
Except as set forth in the disclosure letter dated as of the date of this Agreement and delivered by Parent and Merger Sub to the Company on or prior to the date of this Agreement (the "Parent Disclosure Letter") and except as disclosed in the Parent's Annual Report on Form 10-K for the year ended December 31, 2017 (the "Parent 2017 10‑K") and each Quarterly Report on Form 10-Q filed thereafter (including all exhibits and schedules thereto and documents incorporated by reference therein, but excluding any forward looking disclosures set forth in any "risk factors" section, any disclosures in any "forward looking statements" section and any other disclosures included therein to the extent they are predictive or forward looking in nature), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:
5.1 Organization, Standing and Power.
(a) Each of Parent and its Subsidiaries (including Merger Sub) is, as applicable, a corporation, partnership or limited liability company duly organized, validly existing and, where relevant, in good standing under the Laws of its jurisdiction of incorporation or organization, with all requisite entity power and authority to own, lease and operate its properties, own its assets and to carry on its business as now being conducted, other than where the failure to be in good standing or to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent (a "Parent Material Adverse Effect"). Each of Parent and its Subsidiaries is duly qualified or licensed to do business and, where relevant, is in good standing in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification, licensing or good standing necessary, other than where the failure to so qualify, be licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and Merger Sub each has heretofore made available to the Company complete and correct copies of its Organizational Documents.
(b) Schedule 5.1(b) of the Parent Disclosure Letter sets forth an accurate and complete list of each Subsidiary of Parent, including a list of each Subsidiary that is a Qualified REIT Subsidiary, or a Taxable REIT Subsidiary, together with (i) the jurisdiction of incorporation or organization, as the case may be, of such Subsidiary and (ii) the type and percentage of interest held, directly or indirectly, by Parent in such Subsidiary.
5.2 Capital Structure.
(a) As of the date of this Agreement, the authorized capital stock of Parent consists of (i) 500,000,000 shares of Parent Common Stock and (ii) 50,000,000 shares of Parent Preferred Stock. At the close of business on November 7, 2018: (A) 32,065,112 shares of Parent Common Stock were issued and outstanding; (B) zero shares of Parent Preferred Stock were issued and outstanding; and (C) 182,008 shares of Parent Common Stock were reserved for issuance pursuant to the Sutherland Asset Management Corporation 2012 Equity Incentive Plan (the "Parent Equity Plan") and 1,117,169 shares of Parent Common Stock were reserved for issuance upon redemption of units of limited partnership interest in the Operating Partnership ("OP Units") and 6,898,620 shares of common stock were reserved for issuance upon conversion of Parent's convertible senior notes due 2023 (the "Convertible Notes"). Except as set forth in this Section 5.2, at the close of business on November 7, 2018, there is no other outstanding Parent Capital Stock issued or outstanding.

(b) All outstanding shares of Parent Capital Stock have been, and all shares of Parent Capital Stock to be issued in connection with the Merger, when so issued in accordance with the terms of this Agreement, are or will be, as applicable, (i) validly issued, fully paid and nonassessable and are not subject to preemptive rights and (ii) issued and granted in compliance in all material respects with applicable state and federal securities Laws, the MGCL and the Organizational Documents of Parent. The Parent Common Stock to be issued pursuant to this Agreement, when issued, will be (A) validly issued, fully paid and nonassessable and not subject to preemptive rights, (B) free and clear of any Liens and (C) issued in compliance in all material respects with (iii) applicable securities Laws and other applicable Law and (iv) all requirements set forth in any applicable contracts. Except for (x) 1,117,169 OP Units held by limited partners other than Parent, and (y) one Class A Special Unit of the Operating Partnership held by the Parent Manager, Parent owns, directly or indirectly, all of the issued and outstanding securities of the Subsidiaries of Parent, free and clear of all Liens, other than Permitted Liens. As of the close of business on November 7, 2018, except as set forth in this Section 5.2, and except for changes since November 7, 2018 resulting from the exercise of stock options outstanding at such date (and the issuance of shares thereunder), the redemption of OP Units (and the issuance of shares therefor), or stock grants or other awards granted in accordance with Section 6.2(b)(i), there are no outstanding: (i) shares of Parent Capital Stock, (ii) Voting Debt, (iii) securities of Parent or any Subsidiary of Parent, other than OP Units and the Convertible Notes, convertible into or exchangeable or exercisable for shares of Parent Capital Stock or Voting Debt, or (iv) subscriptions, options, warrants, calls, exchange rights, conversion rights, puts, rights of first refusal or other rights (including preemptive rights), commitments or agreements to which Parent or any Subsidiary of Parent is a party or by which it is bound, in any case, obligating Parent or any Subsidiary of Parent to (A) issue, deliver, transfer, sell, purchase, redeem or acquire, or cause to be issued, delivered, transferred, sold, purchased, redeemed or acquired, additional shares of Parent Capital Stock, any Voting Debt or other voting securities of Parent or (B) grant, extend or enter into any such subscription, option, warrant, call, exchange right, conversion right, put, right of first refusal or other similar right, commitment or agreement. There are no stockholder agreements, voting trusts or other agreements to which Parent is a party or by which it is bound relating to the voting of any shares of Parent Capital Stock.
(c) As of the date of this Agreement, Parent owns 100% of the membership interests of Merger Sub.
(d) All dividends or other distributions on the shares of Parent Capital Stock and any material dividends or other distributions on any securities of any Subsidiary of Parent which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been declared and are not yet due and payable).

5.3 Authority; No Violations; Approvals.
(a) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions, including the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of each of Parent (subject to obtaining Parent Stockholder Approval) and Merger Sub, subject, with respect to consummation of the Merger, the filing of the Articles of Merger with, and acceptance for record by, the Maryland Department. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due and valid execution of this Agreement by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, subject, as to enforceability, to Creditors' Rights. The Parent Board, at a meeting duly called and held, unanimously (i) determined that this Agreement and the Transactions, including the Merger and the Parent Common Stock Issuance, are in the best interests of Parent and the Parent Stockholders, (ii) approved this Agreement and the Transactions, including the Merger and the Parent Common Stock Issuance, (iii) directed that the Parent Common Stock Issuance be submitted for consideration at the Parent Stockholders Meeting and (iv) made the Parent Board Recommendation. The Merger Sub Board has by unanimous vote determined that this Agreement and the Transactions, including the Merger, are in the best interests of Merger Sub.
(b) The execution and delivery of this Agreement does not, and the consummation of the Transactions will not (with or without notice or lapse of time, or both) (i) assuming that the Parent Stockholder Approval is obtained, contravene, conflict with or result in a violation of any provision of the Organizational Documents of either Parent or Merger Sub, (ii) result in a violation of, or default under, or acceleration of any material obligation or the loss of a material benefit under, or result in the creation of any Liens upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of any Parent Contract to which Parent or any of its Subsidiaries is a party or by which Parent or Merger Sub or any of their respective Subsidiaries or their respective properties or assets are bound, or (iii) assuming the Consents referred to in Section 5.4 are duly and timely obtained or made and the Parent Stockholder Approval has been obtained, contravene, conflict with or result in a violation of any Law applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses 4.3(b)(ii) and 4.3(b)(iii), any such contraventions, conflicts, violations, defaults, acceleration, losses, or Liens that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
5.4 Consents. No Consent from any Governmental Entity, is required to be obtained or made by Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Transactions, except for: (a) the filing with the SEC of (i) the Joint Proxy Statement and the Registration Statement and (ii) such reports under the Exchange Act and the Securities Act, and such other compliance with the Exchange Act and the Securities Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions; (b) the filing of the Articles of Merger and any other required filings with, and the acceptance for record by, the Maryland Department pursuant to the MGCL; (c) filings as may be required under the rules and regulations of the NYSE; (d) such filings and approvals as may be required by any applicable state securities or "blue sky" laws or Takeover Laws; and (e) any such Consent that the failure to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or an adverse effect on the validity of the Merger.

5.5 SEC Documents.
(a) Since December 31, 2016, Parent has filed or furnished with the SEC all forms, reports, schedules and statements required to be filed or furnished under the Securities Act or the Exchange Act, respectively (such forms, reports, schedules and statements, as amended, collectively, the "Parent SEC Documents"). As of their respective filing dates, or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment made prior to the date hereof, each of the Parent SEC Documents, complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b) The consolidated audited and unaudited interim financial statements of Parent included or incorporated by reference in the Parent SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP, applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments) the consolidated financial position, results of operations, stockholders' equity and cash flows of Parent and its Subsidiaries, as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim financial statements, to absence of notes and normal year-end adjustments). To the knowledge of Parent, as of the date hereof, none of the Parent SEC Documents is the subject of ongoing SEC review and Parent does not have outstanding and unresolved comments from the SEC with respect to any of the Parent SEC Documents. None of the Parent SEC Documents as of the date hereof is the subject of any confidential treatment request by Parent.
(c) Other than any off-balance sheet financings disclosed in the Parent SEC Documents filed or furnished prior to the date hereof, neither Parent nor any Subsidiary of Parent is a party to, or has any contract to become a party to, any joint venture, off-balance sheet partnership or any similar contractual arrangement, including any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K of the SEC) where the purpose of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent in Parent's published financial statements or any Parent SEC Documents.

(d)  Parent has established and maintains disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in Rule 13a‑15 and Rule 15d-15 under the Exchange Act) as required by the Exchange Act. From January 1, 2018 to the date of this Agreement, Parent's auditors and the Parent Board have not been advised of (i) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect Parent's ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent's internal controls over financial reporting, and, in each case, neither Parent nor any of its Representatives has failed to disclose such information to Parent's auditors or the Parent Board.
5.6 Absence of Certain Changes or Events.
(a) From January 1, 2018 through the date of this Agreement, there has not been any event, change, effect or development that, individually or in the aggregate with other events, changes, effects or developments, has had or would reasonably be expected to have a Parent Material Adverse Effect.
(b) From January 1, 2018 through the date of this Agreement, except for events giving rise to and the discussion and negotiation of this Agreement, Parent and each of its Subsidiaries have conducted their business in the ordinary course of business in all material respects.
5.7 No Undisclosed Material Liabilities. There are no liabilities of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities reflected or reserved against on the consolidated balance sheet of Parent dated as of December 31, 2017 (including the notes thereto) contained in the Parent 2017 10-K; (b) liabilities incurred in the ordinary course of business subsequent to December 31, 2017; (c) liabilities incurred in connection with the preparation, negotiation and consummation of the Transactions; (d) liabilities incurred as permitted under Section 6.1(b)(ix); and (e) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
5.8 Information Supplied. None of the information supplied or to be supplied by Parent or the Parent Manager for inclusion or incorporation by reference in (a) the Registration Statement shall, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Joint Proxy Statement shall, at the date it is first mailed to the Company Stockholders and to the Parent Stockholders and at the time of the Company Stockholders Meeting and the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement and the Registration Statement will comply as to form in all material respects with the provisions of the Exchange Act and the Securities Act and the rules and regulations thereunder; provided, however, that no representation is made by Parent with respect to statements made therein based on information (i) supplied by the Company specifically for inclusion or incorporation by reference therein or (ii) not supplied by or on behalf of Parent and not obtained from or incorporated by reference to the Parent's filings with the SEC.

5.9 Parent Permits; Compliance with Applicable Laws. Parent and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Parent Permits"), except where the failure to so hold would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and its Subsidiaries are in compliance with the terms of the Parent Permits, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any Subsidiary of Parent is in violation or breach of, or default under, any Parent Permit, nor has Parent or any Subsidiary of Parent received any claim or notice indicating that Parent or any Subsidiary of Parent is currently not in compliance with the terms of any Parent Permits, except where the failure to be in compliance with the terms of any Parent Permits would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The businesses of Parent and its Subsidiaries are not currently being conducted, and at no time since December 31, 2017 have been conducted, in violation of any applicable Law, except for violations that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date of this Agreement, to the knowledge of Parent, no investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or threatened, other than those the outcome of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Notwithstanding anything to the contrary in this Section 5.9, the provisions of this Section 5.9 shall not apply to matters addressed in Section 5.10 and Section 5.11.
5.10 Compensation; Benefits.
(a) Set forth on Schedule 5.10(a) of the Parent Disclosure Letter is a list, as of the date hereof, of all of the material Employee Benefit Plans sponsored, maintained or contributed to by Parent or any of its Subsidiaries ("Parent Plans"). True, correct and complete copies of each of the Parent Plans have been furnished or made available to the Company or its Representatives.
(b) To Parent's knowledge, each Parent Plan has been maintained in compliance with all applicable Laws, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(c) As of the date of this Agreement, there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of Parent, threatened against, or with respect to, any of the Parent Plans, except for such pending actions, suits or claims that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) All material contributions required to be made to the Parent Plans pursuant to their terms have been timely made.
(e) There are no material unfunded benefit obligations that have not been properly accrued for in Parent's financial statements or disclosed in the notes thereto in accordance with GAAP.
(f) Neither Parent nor any of its Subsidiaries contributes to or has an obligation to contribute to, and no Parent Plan is, a plan subject to Title IV of ERISA (including a multiemployer plan within the meaning of Section 3(37) of ERISA), Section 302 of ERISA, or Section 412 of the Code.
5.11 Taxes.
(a) Parent and each of its Subsidiaries has (i) duly and timely filed (or there have been filed on their behalf) with the appropriate Taxing Authority all U.S. federal and all other material Tax Returns required to be filed by them, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were and are correct and complete in all material respects, and (ii) duly and timely paid in full (or there has been duly and timely paid in full on their behalf), or made adequate provision for, all material amounts of Taxes required to be paid by them.
(b) Parent (i) for its taxable years commencing with Parent's taxable year that ended on December 31, 2011 and through and including its taxable year ended December 31, 2017 has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT in such years; (ii) has operated since January 1, 2018 until the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) shall continue to operate in such a manner so as to qualify as a REIT for its taxable year ending December 31, 2018 and thereafter; and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a successful challenge by the IRS or any other Governmental Entity to its qualification as a REIT, and no such challenge is pending or has been threatened in writing.
(c) Each of Parent's Subsidiaries has been since the later of its acquisition or formation and continues to be treated for U.S. federal and state income tax purposes as (i) a partnership (or a disregarded entity) and not as a corporation or an association or publicly traded partnership taxable as a corporation, (ii) a Qualified REIT Subsidiary, (iii) a Taxable REIT Subsidiary, or (iv) a REIT.
(d) Neither Parent nor any of its Subsidiaries holds any asset the disposition of which would be subject to (or to rules similar to) Section 337(d) or Section 1374 of the Code or the regulations thereunder, nor has it disposed of any such asset during its current taxable year.
(e) (i) There are no audits, investigations by any Governmental Entity or other proceedings pending or, to the knowledge of Parent, threatened with regard to any material Taxes or Tax Returns of Parent or any of its Subsidiaries; (ii) no material deficiency for Taxes of Parent or any of its Subsidiaries has been claimed, proposed or assessed in writing or, to the knowledge of Parent, threatened, by any Governmental Entity, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; (iii) neither Parent nor any of its Subsidiaries has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year; (iv) neither Parent nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any material Tax Return; and (v) neither Parent nor any of its Subsidiaries has entered into any "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(f) Since Parent's formation, (i) neither Parent nor any of its Subsidiaries has incurred any liability for Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code and (ii) neither Parent nor any of its Subsidiaries has incurred any material liability for any other Taxes other than (x) in the ordinary course of business or consistent with past practice or (y) transfer or similar Taxes arising in connection with acquisitions or dispositions of property. No event has occurred, and, to the knowledge of Parent, no condition or circumstance exists, which presents a material risk that any material amount of Tax described in the previous sentence will be imposed upon Parent or any its Subsidiaries.
(g) Parent and its Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471, 3102 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Taxing Authority all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.
(h) There are no material Tax Liens upon any property or assets of Parent or any of its Subsidiaries except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.
(i) Neither Parent nor any of its Subsidiaries has requested, has received or is subject to any written ruling of a Taxing Authority or has entered into any written agreement with a Taxing Authority.
(j) There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving Parent or any of its Subsidiaries other than between Parent, the Operating Partnership and Subsidiaries of the Operating Partnership, and after the Closing Date neither Parent nor any of its Subsidiaries shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date, in each case, other than customary provisions of commercial or credit agreements.
(k) Neither Parent nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than any Subsidiary of Parent) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, or otherwise.

(l)   Neither Parent nor any of its Subsidiaries has participated in any "listed transaction" within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(m) Neither Parent nor any of its Subsidiaries has taken any action or failed to take any action which action or failure would reasonably be expected to jeopardize, nor to the knowledge of Parent is there any other fact or circumstance that could reasonably be expected to prevent, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
(n) Neither Parent nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the five (5) years prior to the date of this Agreement.
(o) No written power of attorney that has been granted by Parent or any of its Subsidiaries (other than to Parent or any of its Subsidiaries) is currently in force with respect to any matter relating to Taxes.
(p) Merger Sub has at all times been treated as disregarded as separate from Parent for U.S. federal income tax purposes.
(q) This Section 5.11 constitutes the exclusive representations and warranties of Parent with respect to Tax matters.
5.12 Litigation. Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there is no (a) Proceeding pending (in which service of process has been received by an employee of Parent) or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective properties, rights or assets or (b) judgment, decree, injunction, ruling or order of any Governmental Entity or arbitrator outstanding against Parent or any of its Subsidiaries.
5.13 Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) Parent or the Subsidiaries of Parent own or are licensed or otherwise possess valid rights to use all Parent Intellectual Property used in the conduct the business of Parent and its Subsidiaries as it is currently conducted, (b) to the knowledge of Parent, the conduct of the business of Parent and its Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Person, (c) there are no pending or, to the knowledge of Parent, threatened claims with respect to any of the Parent Intellectual Property rights owned by Parent or any Subsidiary of Parent, and (d) to the knowledge of Parent, no Person is currently infringing or misappropriating Parent Intellectual Property. Parent and its Subsidiaries have taken reasonable measures to protect the confidentiality of trade secrets used in the businesses of each of Parent and its Subsidiaries as presently conducted, except where failure to do so would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
5.14 Real Property. Except for real property held from time to time as "real estate owned" or "REO," neither Parent nor any Subsidiary of Parent owns any real property. Neither Parent nor any Subsidiary of Parent has leased or subleased any real property and does not have any obligation to pay any rent or other fees for any real property other than as and to the extent disclosed in the Parent SEC Documents filed with the SEC prior to the date hereof.

5.15 Material Contracts.
(a) Schedule 5.15 of the Parent Disclosure Letter, together with the lists of exhibits contained in the Parent SEC Documents, sets forth a true and complete list, as of the date of this Agreement, of:
(i)
 other than contracts providing for the acquisition, purchase, sale or divestiture of mortgage loans, mortgage backed securities and debt securities entered into by Parent or any Subsidiary of Parent in the ordinary course of business, each contract that involves a pending or contemplated merger, business combination, acquisition, purchase, sale or divestiture that requires Parent or any of its Subsidiaries to dispose of or acquire assets or properties with a fair market value in excess of $25,000,000;

(ii)
each contract relating to outstanding Indebtedness (or commitments or guarantees in respect thereof) of Parent or any of its Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) in excess of $15,000,000, other than agreements solely between or among Parent and its Subsidiaries;

(iii)
each contract that involves or constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a forward, swap or other hedging transaction of any type, except for contracts entered into for bona fide hedging purposes;

(iv)
each contract between or among Parent or any Subsidiary of Parent, on the one hand, and any officer, director or affiliate (other than a wholly owned Subsidiary of Parent) of Parent or any of its Subsidiaries or any of their respective "associates" or "immediate family" members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand; and

(v)
each "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) not otherwise described in this Section 5.15(a) with respect to Parent or Subsidiary of Parent.

(b) Collectively, the contracts set forth in Section 5.15(a) are herein referred to as the "Parent Contracts." Except as had not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Contract is legal, valid, binding and enforceable in accordance with its terms on Parent and each of its Subsidiaries that is a party thereto and, to the knowledge of Parent, each other party thereto, and is in full force and effect, subject, as to enforceability, to Creditors' Rights. Except as had not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries is in breach or default under any Parent Contract nor, to the knowledge of Parent, is any other party to any such Parent Contract in breach or default thereunder. Complete and accurate copies of every Parent Contract in effect as of the date of this Agreement (including all amendments and other modifications) have been furnished or otherwise made available to the Company.

5.16 Opinion of Financial Advisor. The Parent Board has received the opinion of Keefe, Bruyette & Woods addressed to the Parent Board to the effect that, based upon and subject to the limitations, qualifications and assumptions set forth therein, as of the date of the opinion, the Merger Consideration to be paid by Parent in the Merger is fair, from a financial point of view, to Parent.
5.17 Brokers. Except for the fees and expenses payable to Keefe, Bruyette & Woods, Inc., no broker, investment banker, or other Person is entitled to any broker's, finder's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent.
5.18 State Takeover Statute. The Parent Board has taken all action necessary to render inapplicable to the Merger: (a) the provisions of Subtitle 6 of Title 3 of the MGCL, (b) Subtitle 7 of Title 3 of the MGCL, (c) to the extent applicable to Parent, any other Takeover Law and the limitations on transfer and ownership set forth in the Organizational Documents of Parent. No other Takeover Laws are applicable to this Agreement, the Merger or the other Transactions.
5.19 Investment Company Act. Neither Parent nor any of its Subsidiaries is, or as of immediately prior to the Effective Time will be, required to be registered as an investment company under the Investment Company Act.
5.20 Ownership of Company Capital Stock. Neither Parent nor any Subsidiary of Parent nor any of their respective affiliates or associates (as defined in Rule 12b-2 of the Exchange Act) beneficially owns, directly or indirectly, or has the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or the right to vote pursuant to any agreement, arrangement or understanding, any shares of Company Common Stock, Company Preferred Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock, Company Preferred Stock or any securities of any Subsidiary of the Company and neither Parent nor any of its Subsidiaries has any rights to acquire any shares of Company Common Stock or Company Preferred Stock except pursuant to this Agreement. Neither Parent nor any its Subsidiaries is an affiliate or associate (as defined in Rule 12b-2 of the Exchange Act) of the Company. Neither Parent nor any of the Subsidiaries of Parent has at any time been an assignee or has otherwise succeeded to the beneficial ownership of any shares of Company Common Stock or Company Preferred Stock during the last two years.
5.21 Business Conduct. Merger Sub was formed on November 7, 2018. Since its inception, Merger Sub has not engaged in any activity, other than such actions in connection with (a) its organization and (b) the preparation, negotiation and execution of this Agreement and the Transactions. Merger Sub has no operations, has not generated any revenues and has no liabilities other than those incurred in connection with the foregoing and in association with the Merger as provided in this Agreement.

5.22 No Additional Representations.
(a) Except for the representations and warranties made in this Article V, neither Parent nor any other Person makes any express or implied representation or warranty with respect to Parent or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Parent nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Parent or any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by Parent in this Article V, any oral or written information presented to the Company or any of its Affiliates or Representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the Transactions.
(b) Notwithstanding anything contained in this Agreement to the contrary, Parent acknowledges and agrees that none of the Company or any other Person has made or is making, and each of Parent and Merger Sub expressly disclaims reliance upon, any representations, warranties or statements relating to the Company or its Subsidiaries whatsoever, express or implied, beyond those expressly given by the Company in Article IV, the Company Disclosure Letter or in any other document or certificate delivered by the Company in connection herewith, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent, or any of its Representatives. Without limiting the generality of the foregoing, Parent acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Parent or any of its Representatives (including in certain "data rooms," "virtual data rooms," management presentations or in any other form in expectation of, or in connection with, the Merger or the other Transactions).
ARTICLE VI
COVENANTS AND AGREEMENTS
6.1 Conduct of Company Business Pending the Merger.
(a) The Company covenants and agrees that until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, except as (i) set forth on Schedule 6.1 of the Company Disclosure Letter, (ii) as expressly permitted or required by this Agreement, including Annex B, (iii) as may be required by applicable Law or (iv) as otherwise consented to by Parent in writing, (A) the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to conduct its businesses in all material respects in the ordinary course and (B) the Company shall maintain its status as a REIT; provided, however, that no action by the Company or its Subsidiaries with respect to the matters specifically addressed by any provision of Section 6.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision of Section 6.1(b).

(b) Except (i) as set forth on Schedule 6.1 of the Company Disclosure Letter, (ii) as permitted or required by this Agreement, (iii) as may be required by applicable Law, or (iv) as otherwise consented to by Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, the Company shall not, and shall not permit any of its Subsidiaries to:
(i)
(A) declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock, property or otherwise) in respect of any outstanding capital stock of, or other equity interests in, the Company or any of its Subsidiaries, except for (1) dividends or distributions required by the Organizational Documents of the Company or any of its Subsidiaries; (2) regular quarterly dividends payable in respect of the Company Common Stock consistent with past practice; (3) dividends or other distributions to the Company by any directly or indirectly wholly owned Subsidiary of the Company; (4) without duplication of the amounts described in clauses (1) and (3), any dividends or other distributions necessary for the Company to maintain its status as a REIT under the Code and avoid the imposition of corporate level tax under Section 857 of the Code or excise Tax under Section 4981 of the Code (including the Minimum Distribution Dividend); or (5) any dividend to the extent declared and paid in accordance with Section 6.19; (B) split, combine or reclassify any capital stock of, or other equity interests in, the Company or any of its Subsidiaries (other than for transactions by a wholly owned Subsidiary of the Company); or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, the Company, except as required by the terms of any capital stock or equity interest of the Company or any Subsidiary of the Company, in each case, existing as of the date hereof (or granted following the date of this Agreement in accordance with the terms of this Agreement);

(ii)
offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, the Company or any of its Subsidiaries or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than shares of capital stock issued as a dividend made in accordance with Section 6.1(b)(i).

(iii)	amend the Company's Organizational Documents or the Organizational Documents of any of the Company's Subsidiaries;
(iv)
(A) merge, consolidate, combine or amalgamate with any Person other than another Subsidiary of the Company or (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any business or any corporation, partnership, association or other business organization or division thereof;

(v)
sell or otherwise dispose of, or agree to sell or otherwise dispose of, (A) any asset or property that is held as "real estate owned" or "REO," unless (x) the asset or property is listed in Schedule 6.1(b)(v) of the Company Disclosure Letter, (y) the sale or other disposition of the applicable REO asset or property, taken together with all other relevant transactions, qualifies for the safe harbor described in Section 857(b)(6)(C) of the Code; provided, however, that any sale of an REO asset or property that is listed in Schedule 6.1(b)(v) and that is as of the date hereof, and continues to be, held in a Taxable REIT Subsidiary, need not satisfy such safe harbor, and (z) the sale or other disposition of the applicable REO asset or property will not result in an increase in the Minimum Distribution Dividend payable by the Company pursuant to Section 6.19(a), or (B) any other asset or property, other than (in the case of clause (B)) any sales or other dispositions of assets or properties (1) for which the consideration does not exceed $1,000,000 individually or $5,000,000 in the aggregate or (2) that are made in the ordinary course of business;

(vi)	adopt a plan of complete or partial liquidation or dissolution of the Company or any of its Subsidiaries;
(vii)
change in any material respect their accounting principles, practices or methods that would materially affect the consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except as required by GAAP or applicable Law;

(viii)
except (A) in the ordinary course of business, (B) if required by Law, or (C) if necessary (1) to preserve the Company's qualification as a REIT under the Code or (2) to qualify or preserve the status of any Subsidiary of the Company as a disregarded entity or partnership for U.S. federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be, make or change any material Tax election, adopt or change any material Tax accounting period or material method of Tax accounting, file any amended Tax Return if the filing of such amended Tax Return would result in a material increase in the Taxes payable by the Company or any of its Subsidiaries, settle or compromise any material liability for Taxes or any Tax audit or other proceeding relating to a material amount of Taxes, enter into any closing or similar agreement with any Taxing Authority, surrender any right to claim a material refund of Taxes, or agree to any extension or waiver of the statute of limitations with respect to a material amount of Taxes;

(ix)
(A) grant any increase in the compensation payable or to become payable to any of its directors, executive officers or key employees except as required by applicable Law or (B) establish any material employee benefit plan which was not in existence prior to the date of this Agreement, or amend any such plan or arrangement in existence on the date of this Agreement; provided, however, that no action will be a violation of this Section 6.1(b)(ix) if it is taken in order to comply with applicable Law;

(x)
(A) enter into any contract that would be a Company Contract, except as would not prevent or materially delay the consummation of the Transactions and is terminable without penalty on not more than 90 days' notice, or (B) modify, amend, terminate or assign, or waive or assign any rights under, any Company Contract in any material respect, and, for the avoidance of doubt, with respect to clauses (A) and (B), except for (1) to the extent not prohibited by other provisions hereof, contracts providing for the origination, investment, servicing and management of commercial real estate loans by the Company or any of its Subsidiaries in the ordinary course of business and that are materially consistent with the contracts or forms thereof provided to Parent prior to the date hereof; (2) any termination or renewal in accordance with the terms of any existing Company Contract that occurs automatically without any action (other than notice of renewal) by Company or any applicable Subsidiary of the Company; and (3) any Company Loans entered into, amended, terminated or assigned in the ordinary course of business;

(xi)
other than the settlement of any Proceeding (A) reflected or reserved against on the balance sheet of the Company (or in the notes thereto), (B) that would not reasonably be expected to restrict the operations of the Company and its Subsidiaries, or (C) in connection with any stockholder litigation against the Company and/or its officers and directors relating to this Agreement, the Merger and/or the other Transactions in accordance with Section 6.11, settle or offer or propose to settle, any Proceeding (excluding any audit, claim or other proceeding in respect of Taxes) involving (1) an award of injunctive or other equitable relief against the Company or any of its Subsidiaries, (2) an admission of wrongdoing by the Company or any of its Subsidiaries or (3) a payment or other transfer of value by the Company or any of its Subsidiaries exceeding $1,000,000 individually, or $5,000,000 in the aggregate;

(xii)
take any action, or fail to take any action, which action or failure could reasonably be expected to cause the Company to fail to qualify as a REIT or any of its Subsidiaries to cease to be treated as any of (A) a partnership or disregarded entity for U.S. federal income tax purposes or (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xiii)
take any action, or fail to take any action, which action or failure could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(xiv)
other than in the ordinary course of business incur, create, assume, refinance, replace or prepay in any material respects the terms of any Indebtedness or any derivative financial instruments or arrangements, or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise); provided, however, that the foregoing shall not restrict (A) the incurrence of any Indebtedness among the Company and its wholly owned Subsidiaries and/or wholly owned Subsidiaries of the Operating Partnership or among the Company's wholly owned Subsidiaries and/or wholly owned Subsidiaries of the Operating Partnership, (B) the incurrence of any Indebtedness in connection with funding Company Loans originated in the ordinary course of business or (C) the repayment of Indebtedness in the ordinary course of business;

(xv)
take any action, or fail to take any action, which action or failure (A) would be inconsistent with the requirements specified in Annex B or (B) would reasonably be expected to cause the Company or any of the Company's Subsidiaries to be required to be registered as an investment company under the Investment Company Act; or

(xvi)	agree to take any action that is prohibited by this Section 6.1(b).
Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit the Company or any of its Subsidiaries from taking any action, at any time or from time to time, that in the reasonable judgment of the Company, upon advice of counsel, is reasonably necessary for the Company to (i) maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time, (ii) avoid incurring entity level income or excise Taxes under the Code or applicable state or local Law, including making dividend or other distribution payments to the Company Stockholders in accordance with this Agreement or otherwise, or (iii) avoid being required to register as an investment company under the Investment Company Act.
6.2 Conduct of Parent Business Pending the Merger.
(a) Parent covenants and agrees that until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, except as (i) set forth on Schedule 6.2 of the Parent Disclosure Letter, (ii) as expressly permitted or required by this Agreement, (iii) as may be required by applicable Law or (iv) as otherwise consented to by the Company in writing (which consent shall not be unreasonably withheld, delayed or conditioned), (A) Parent shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to conduct its businesses in all material respects in the ordinary course and (B) Parent shall maintain its status as a REIT; provided, however, that no action by Parent or its Subsidiaries with respect to the matters specifically addressed by any provision of Section 6.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision of Section 6.2(b).
(b) Except (i) as set forth on Schedule 6.2 of the Parent Disclosure Letter, (ii) as permitted or required by this Agreement, (iii) as may be required by applicable Law or (iv) as otherwise consented to by the Company in writing (which consent shall not be unreasonably withheld, delayed or conditioned), until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII Parent shall not, and shall not permit any of its Subsidiaries to:
(i)
(A) declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock, property or otherwise) in respect of any outstanding capital stock of, or other equity interests in, Parent or any of its Subsidiaries, except for (1) dividends or distributions required by the Organizational Documents of Parent or any of its Subsidiaries; (2) regular quarterly dividends payable in respect of the Parent Common Stock and the OP Units consistent with past practice; (3) regular quarterly dividends payable in respect of the Parent Preferred Stock and preferred stock of Ready Capital Subsidiary REIT I, LLC consistent with past practice and the terms of such Parent Preferred Stock and preferred stock of Ready Capital Subsidiary REIT I, LLC; (4) dividends or other distributions to Parent by any directly or indirectly wholly owned Subsidiary of Parent or the Operating Partnership, and by Ready Capital Subsidiary REIT I, LLC; (5) without duplication of the amounts described in clauses (1) through (4), dividends or other distributions necessary for Parent or any Subsidiary that qualifies as a REIT to maintain its status as a REIT under the Code and avoid the imposition of corporate level tax under Section 857 of the Code or excise Tax under Section 4981 of the Code (including the Minimum Distribution Dividend), or (6) any dividend to the extent declared and paid in accordance with Section 6.19; (B) split, combine or reclassify any capital stock of, or other equity interests in, Parent or any of its Subsidiaries (other than for transactions by a wholly owned Subsidiary of the Company); or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Parent, except as required by the terms of any capital stock or equity interest of Parent or any Subsidiary of Parent or as contemplated by any Parent Plan, in each case, existing as of the date hereof (or granted following the date of this Agreement in accordance with the terms of this Agreement);

(ii)
offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Parent or any of its Subsidiaries or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than: (A) the issuance or delivery of Parent Common Stock upon the vesting or lapse of any restrictions on any awards granted under the Parent Equity Plan and outstanding on the date hereof or issued in compliance with clause (B) below; and (B) issuances of awards granted under the Parent Equity Plan to employees and directors in amounts consistent with past practice;

(iii)	issue or grant any Parent Capital Stock at a price below the per share value of the Parent's net assets as of the date of such issuance or grant;
(iv)
amend Parent's Organizational Documents or adopt any material change in the Organizational Documents of any of Parent's Subsidiaries that would, in either case, adversely affect the consummation of the Transactions;

(v)
(A) merge, consolidate, combine or amalgamate with any Person other than the Company or another Subsidiary of Parent, (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any business or any corporation, partnership, association or other business organization or division thereof, or (C) enter into any partnership, joint venture or similar arrangement involving a material investment or expenditure of funds by Parent or any of its Subsidiaries, in each case if such action could reasonably be expected to impair, delay or impede Parent's or Merger Sub's ability to expeditiously consummate or finance the Transactions;

(vi)
sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets or properties, other than (A) pursuant to an agreement of the Parent or any of its Subsidiaries in effect on the date of this Agreement or (B) sales, leases or dispositions of assets or properties (1) for which the consideration does not exceed $10,000,000 individually, or $25,000,000 in the aggregate or (2) securitizations and other transactions made in the ordinary course of business;

(vii)
adopt a plan of complete or partial liquidation or dissolution of Parent or any of its Subsidiaries, other than such transactions among Parent and any wholly owned Subsidiary of Parent or between or among wholly owned Subsidiaries of Parent;

(viii)
change in any material respect their accounting principles, practices or methods that would materially affect the consolidated assets, liabilities or results of operations of Parent and its Subsidiaries, except as required by GAAP or applicable Law;

(ix)
except (A) in the ordinary course of business, (B) if required by Law, or (C) if necessary (1) to preserve Parent's qualification as a REIT under the Code or the qualification of any Subsidiary of Parent as a REIT under the Code or (2) to qualify or preserve the status of any Subsidiary of Parent as a disregarded entity or partnership for U.S. federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be, make or change any material Tax election, adopt or change any Tax accounting period or material method of Tax accounting, file any amended Tax Return if the filing of such amended Tax Return would result in a material increase in the Taxes payable by Parent or any of its Subsidiaries, settle or compromise any material liability for Taxes or any Tax audit or other proceeding relating to a material amount of Taxes, enter into any closing or similar agreement with any Taxing Authority, surrender any right to claim a material refund of Taxes, or agree to any extension or waiver of the statute of limitations with respect to a material amount of Taxes;

(x)
(A) grant any material increases in the compensation payable or to become payable to any of its directors, executive officers or key employees, except increases made in the ordinary course of business consistent with past practice or as required by applicable Law or pursuant to a Parent Plan existing as of the date hereof, or (B) establish any material Employee Benefit Plan which was not in existence or approved by the Parent Board prior to the date of this Agreement, or amend any such plan or arrangement in existence on the date of this Agreement if such amendment would have the effect of materially enhancing any benefits thereunder; provided, however, that no action will be a violation of this Section 6.2(b)(x) if it is taken (1) in the ordinary course of business or (2) in order to comply with applicable Law.

(xi)
other than in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person, except for loans among Parent and its wholly owned Subsidiaries and/or wholly owned Subsidiaries of the Operating Partnership or among Parent's wholly owned Subsidiaries and/or wholly owned Subsidiaries of the Operating Partnership or advances for reimbursable employee expenses;

(xii)
(A) enter into any contract that would be a Parent Contract, except as would not prevent or materially delay the consummation of the Transactions, or (B) modify, amend, terminate or assign, or waive or assign any rights under, any Parent Contract in any material respect in a manner which is materially adverse to Parent and its Subsidiaries, taken as a whole, or which could prevent or materially delay the consummation of the Transactions;

(xiii)
take any action, or fail to take any action, which action or failure would reasonably be expected to cause Parent to fail to qualify as a REIT or any of its Subsidiaries to cease to be treated as any of (A) a partnership or disregarded entity for U.S. federal income tax purposes, (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code or (C) a REIT, as the case may be;

(xiv)
other than in the ordinary course of business consistent with past practice, incur, create, assume, refinance, replace or prepay in any material respects the terms of any Indebtedness or any derivative financial instruments or arrangements, or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise); provided, however, that the foregoing shall not restrict the incurrence of (A) any Indebtedness among Parent and its wholly owned Subsidiaries or among Parent's wholly owned Subsidiaries or (B) any Indebtedness not to exceed $25,000,000 in aggregate principal amount outstanding;

(xv)
take any action, or fail to take any action, which action or failure could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(xvi)
enter into, participate or engage in or continue any discussions or negotiations with respect to (A) a merger, consolidation, combination or amalgamation with any Person other than another wholly owned Subsidiary of Parent; (B) an acquisition or agreement to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any business or any corporation, partnership, association or other business organization or division thereof; or (C) entry into any partnership, joint venture or similar arrangement involving a material investment or expenditure of funds by Parent or any of its Subsidiaries, in each case described in (A), (B) and (C) if such action would be expected to impair, delay or impede Parent's or Merger Sub's ability to expeditiously consummate or finance the Transactions;

(xvii)
take any action, or fail to take any action, which action or failure would reasonably be expected to cause Parent or any of its Subsidiaries to be required to be registered as an investment company under the Investment Company Act; or

(xviii)	agree to take any action that is prohibited by this Section 6.2(b).

Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit Parent or its Subsidiaries from taking any action, at any time or from time to time, that in the reasonable judgment of Parent, upon advice of counsel, is reasonably necessary for Parent to (i) maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time, (ii) avoid incurring entity level income or excise Taxes under the Code or applicable state or local Law or (iii) avoid being required to register as an investment company under the Investment Company Act.
6.3 No Solicitation by the Company.
(a) From and after the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, the Company will, and will cause its Subsidiaries and instruct and use commercially reasonable efforts to cause its Representatives to, immediately cease, and cause to be terminated, any discussion or negotiations with any Person conducted heretofore by the Company or any of its Subsidiaries or Representatives with respect to a Company Competing Proposal.
(b) Except as otherwise permitted by this Section 6.3, from and after the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, the Company will not, and will cause its Subsidiaries and will instruct and use commercially reasonable efforts to cause its Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage the making of a Company Competing Proposal, (ii) engage in any discussions or negotiations with any Person with respect to a Company Competing Proposal, (iii) furnish any non-public information regarding the Company or its Subsidiaries, or access to the properties, assets or employees of the Company or its Subsidiaries, to any Person in connection with or in response to a Company Competing Proposal, (iv) enter into any letter of intent or agreement in principle, or other agreement providing for a Company Competing Proposal (other than a confidentiality agreement as provided in Section 6.3(d)(ii)) or (v) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation or publicly recommend the approval or adoption of, or publicly approve or adopt, any Company Competing Proposal (the taking of any action described in clause (v) being referred to as a "Company Change of Recommendation").
(c) From and after the date of this Agreement, the Company shall advise Parent of the receipt by the Company of any Company Competing Proposal made on or after the date of this Agreement or any request for non-public information or data relating to the Company or any of its Subsidiaries made by any Person in connection with a Company Competing Proposal or any request for discussions or negotiations with the Company or a Representative of the Company relating to a Company Competing Proposal (in each case within two Business Days thereof), and the Company shall provide to Parent (within such two Business Day time frame) either (i) a copy of any such Company Competing Proposal made in writing or by electronic transmission provided to the Company or any of its Subsidiaries or (ii) a written summary of the material terms of such Company Competing Proposal. The Company shall keep Parent reasonably informed with respect to the status and material terms of any such Company Competing Proposal and any material changes to the status of any such discussions or negotiations.

(d) Notwithstanding anything in this Agreement to the contrary, the Company, directly or indirectly through one or more of its Representatives, may:
(i)
make such disclosures as the Company Board or any committee thereof determines are necessary to comply with Rule 14e-2(a), Item 1012(a) of Regulation M-A and Rule 14d-9 promulgated under the Exchange Act or other applicable securities laws; provided, however, that none of the Company, the Company Board or any committee thereof shall, except as expressly permitted by Section 6.3(d)(iii) or Section 6.3(e), effect a Company Change of Recommendation in any disclosure document or communication filed or publicly issued or made in conjunction with the compliance with such requirements;

(ii)
prior to the receipt of the Company Stockholder Approval, engage in the activities prohibited by Sections 6.3(b)(ii) and 6.3(b)(iii) with any Person who has made a written, bona fide Company Competing Proposal; provided, however, that (A) no non‑public information that is prohibited from being furnished pursuant to Section 6.3(b) may be furnished until the Company receives an executed confidentiality agreement from such Person containing limitations on the use and disclosure of nonpublic information furnished to such Person by or on behalf of the Company that are no less favorable to the Company in the aggregate than the terms of the Confidentiality Agreement, as determined by the Company Board (or any committee thereof), after consultation with its outside legal counsel; provided, further, that such confidentiality agreement does not contain provisions that prohibit the Company from complying with the provisions of this Section 6.3, and (B) prior to taking any such actions, the Company Board or any committee thereof determines, after consultation with its financial advisors and outside legal counsel, that such Company Competing Proposal is, or could reasonably be expected to lead to, a Company Superior Proposal; and

(iii)
prior to the receipt of the Company Stockholder Approval, in response to a written, bona fide Company Competing Proposal that did not result from a material breach of Section 6.3(a), 6.3(b) or 6.3(c), if the Company Board (or any committee thereof) so chooses, cause the Company to effect a Company Change of Recommendation or to terminate this Agreement pursuant to Section 8.1(d)(i), if prior to taking such action (A) the Company Board (or a committee thereof) determines, after consultation with its financial advisors and outside legal counsel, that such Company Competing Proposal is a Company Superior Proposal (taking into account any adjustment to the terms and conditions of the Merger proposed by Parent in response to such Company Competing Proposal), and (B) the Company shall have given notice to Parent that the Company has received such Company Competing Proposal in accordance with Section 6.3(c), specifying the material terms and conditions of such proposal, and, that the Company intends to take such action, and either (1) Parent shall not have proposed revisions to the terms and conditions of this Agreement prior to the earlier to occur of the scheduled time for the Company Stockholders Meeting and the third Business Day after the date on which such notice is given to Parent, or (2) if Parent within the period described in the foregoing clause (1) shall have proposed revisions to the terms and conditions of this Agreement in a manner that would form a binding contract if accepted by the Company, the Company Board (or any committee thereof), after consultation with its financial advisors and outside legal counsel, shall have determined that the Company Competing Proposal remains a Company Superior Proposal with respect to Parent's revised proposal; provided, however, that each time material modifications to the financial terms of a Company Competing Proposal determined to be a Company Superior Proposal are made, the time period set forth in this Section 6.3(d) prior to which the Company may effect a Company Change of Recommendation or terminate this Agreement shall be extended for two Business Days after notification of such change to Parent.

(e) Notwithstanding anything in this Agreement to the contrary, the Company Board shall be permitted, at any time prior to the receipt of the Company Stockholder Approval, other than in response to a Company Competing Proposal (which is addressed in Section 6.3(d)(iii)), to make a Company Change of Recommendation if, prior to taking such action, (i) the Company Board (or a committee thereof) determines, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with the directors' duties under applicable Law, (ii) the Company shall have given notice to Parent that the Company intends to effect a Company Change of Recommendation (which notice will reasonably describe the reasons for such Company Change of Recommendation), and either (A) Parent shall not have proposed revisions to the terms and conditions of this Agreement prior to the earlier to occur of the scheduled time for the Company Stockholders Meeting and the third Business Day after the date on which such notice is given to Parent, or (B) if Parent within the period described in the foregoing clause (A) shall have proposed revisions to the terms and conditions of this Agreement in a manner that would form a binding contract if accepted by the Company, the Company Board (or any committee thereof), after consultation with its outside legal counsel, shall have determined that such proposed changes do not obviate the need for the Company Board to effect a Company Change of Recommendation and that the failure to make a Company Change of Recommendation would be reasonably likely to be inconsistent with the directors' duties under applicable Law.
6.4 No Solicitation by Parent.
(a) From and after the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, Parent will, and will cause its Subsidiaries and instruct and use commercially reasonable efforts to cause its Representatives to, immediately cease, and cause to be terminated, any discussion or negotiations with any Person conducted heretofore by Parent or any of its Subsidiaries or Representatives with respect to a Parent Competing Proposal.
(b) Except as otherwise permitted by this Section 6.4, from and after the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, Parent will not, and will cause its Subsidiaries and will instruct and use commercially reasonable efforts to cause its Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage the making of a Parent Competing Proposal, (ii) engage in any discussions or negotiations with any Person with respect to a Parent Competing Proposal, (iii) furnish any non-public information regarding Parent or its Subsidiaries, or access to the properties, assets or employees of Parent or its Subsidiaries, to any Person in connection with or in response to a Parent Competing Proposal, (iv) enter into any letter of intent or agreement in principle, or other agreement providing for a Company Competing Proposal or (v) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to the Company, the Parent Board Recommendation or publicly recommend the approval or adoption of, or publicly approve or adopt, any Parent Competing Proposal (the taking of any action described in clause (v) being referred to as a "Parent Change of Recommendation").

(c) From and after the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, Parent shall advise the Company of the receipt by Parent of any Parent Competing Proposal made on or after the date of this Agreement or any request for non-public information or data relating to Parent or any of its Subsidiaries made by any Person in connection with a Parent Competing Proposal or any request for discussions or negotiations with Parent or a Representative of Parent relating to a Parent Competing Proposal (in each case within two Business Days thereof), and Parent shall provide to the Company (within such two Business Day time frame) either (i) a copy of any such Parent Competing Proposal made in writing or by electronic transmission provided to Parent or any of its Subsidiaries or (ii) a written summary of the material terms of such Parent Competing Proposal. Parent shall keep the Company reasonably informed with respect to the status and material terms of any such Parent Competing Proposal and any material changes to the status of any such discussions or negotiations.
(d) Notwithstanding anything in this Agreement to the contrary, Parent, directly or indirectly through one or more of its Representatives, may, after consultation with its outside counsel, make such disclosures as the Parent Board or any committee thereof determines are necessary to comply with Rule 14e-2(a), Item 1012(a) of Regulation M-A and Rule 14d-9 promulgated under the Exchange Act or other applicable securities laws; provided, however, that none of Parent, the Parent Board or any committee thereof shall, except as expressly permitted by Section 6.4(e), effect a Parent Change of Recommendation in any disclosure document or communication filed or publicly issued or made in conjunction with the compliance with such requirements.
(e) Notwithstanding anything in this Agreement to the contrary, the Parent Board shall be permitted, at any time prior to the receipt of the Parent Stockholder Approval, to make a Parent Change of Recommendation if, prior to taking such action, (i) the Parent Board (or a committee thereof) determines, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with the directors' duties under applicable Law and (ii) Parent shall have given notice to the Company that Parent intends to effect a Parent Change of Recommendation (which notice will reasonably describe the reasons for such Parent Change of Recommendation), and either (A) the Company shall not have proposed revisions to the terms and conditions of this Agreement prior to the earlier to occur of the scheduled time for the Parent Stockholders Meeting and the third Business Day after the date on which such notice is given to the Company, or (B) if the Company within the period described in the foregoing clause (A) shall have proposed revisions to the terms and conditions of this Agreement in a manner that would form a binding contract if accepted by Parent, the Parent Board (or any committee thereof), after consultation with its outside legal counsel, shall have determined that such proposed changes do not obviate the need for the Parent Board to effect a Parent Change of Recommendation and that the failure to make a Parent Change in Recommendation would be reasonably likely to be inconsistent with the directors' duties under applicable Law.

6.5 Preparation of Joint Proxy Statement and Registration Statement.
(a) Parent will promptly furnish to the Company such data and information relating to it, its Subsidiaries (including Merger Sub) and the holders of Parent Capital Stock as the Company may reasonably request for the purpose of including such data and information in the Joint Proxy Statement and any amendments or supplements thereto used by the Company to obtain the Company Stockholder Approval and the Parent to obtain the Parent Stockholder Approval. The Company will promptly furnish to Parent such data and information relating to it, its Subsidiaries and the holders of its capital stock as Parent may reasonably request for the purpose of including such data and information in the Registration Statement and any amendments or supplements thereto.
(b) Promptly following the date hereof, the Company and Parent shall cooperate in preparing and shall cause to be filed with the SEC a mutually acceptable Joint Proxy Statement relating to the matters to be submitted to the holders of Company Common Stock at the Company Stockholders Meeting and the holders of Parent Common Stock at the Parent Stockholders Meeting, and Parent shall prepare and file with the SEC the Registration Statement (of which the Joint Proxy Statement will be a part). The Company and Parent shall each use commercially reasonable efforts to cause the Registration Statement and the Joint Proxy Statement to comply with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. Parent and the Company shall each use its commercially reasonable efforts to cause the Registration Statement to become effective under the Securities Act as soon after such filing as practicable and Parent shall use commercially reasonable efforts to keep the Registration Statement effective as long as is necessary to consummate the Merger. Each of the Company and Parent will advise the other promptly after it receives any request by the SEC for amendment of the Joint Proxy Statement or the Registration Statement or comments thereon and responses thereto or any request by the SEC for additional information. Each of the Company and Parent shall use commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC in connection with the Transactions to comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, prior to filing the Registration Statement (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and Parent will (i) provide the other with an opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) shall include in such document or response all comments reasonably proposed by the other and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, that with respect to documents filed by a party that are incorporated by reference in the Joint Proxy Statement or Registration Statement, this right of approval shall apply only with respect to information relating to the other party, its Subsidiaries and its Affiliates, their business, financial condition or results of operations or the transactions contemplated hereby; and provided, further that the Company, in connection with any Company Change of Recommendation, or Parent, in connection with any Parent Change of Recommendation, may amend or supplement the Joint Proxy Statement (including by incorporation by reference) and make other filings with the SEC, to effect such Company Change of Recommendation or Parent Change of Recommendation, as applicable.

(c) Parent and the Company each shall make all necessary filings with respect to the Merger and the Transactions under the Securities Act and the Exchange Act and applicable blue sky laws and, in each case, the rules and regulations thereunder. Each party will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction. Each of the Company and Parent will use commercially reasonable efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.
(d) If at any time prior to the Effective Time, any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Parent or the Company that should be set forth in an amendment or supplement to the Registration Statement or the Joint Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the Company Stockholders and the Parent Stockholders.
6.6 Stockholders Meetings.
(a) The Company shall take all action necessary in accordance with applicable Laws and the Organizational Documents of the Company to duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval, to be held as promptly as reasonably practicable following the clearance of the Joint Proxy Statement by the SEC. Except as permitted by Section 6.3, the Company Board shall recommend that the Company Stockholders vote in favor of the adoption of this Agreement at the Company Stockholders Meeting and the Company Board shall solicit from the Company Stockholders proxies in favor of the adoption of this Agreement, and the Joint Proxy Statement shall include a statement to the effect that the Company Board has resolved to make the Company Board Recommendation. Notwithstanding anything to the contrary contained in this Agreement, the Company (i) shall be required to adjourn or postpone the Company Stockholders Meeting (A) to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement is provided to the Company Stockholders or (B) if, as of the time for which the Company Stockholders Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Company Stockholders Meeting and (ii) may adjourn or postpone the Company Stockholders Meeting if, as of the time for which the Company Stockholders Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to obtain the Company Stockholder Approval; provided, however, that unless otherwise agreed to by the parties, the Company Stockholders Meeting shall not be adjourned or postponed to a date that is more than 30 days after the date for which the meeting was previously scheduled (it being understood that such Company Stockholders Meeting shall be adjourned or postponed every time the circumstances described in the foregoing clauses (i)(A) and (i)(B) exist, and such Company Stockholders Meeting may be adjourned or postponed every time the circumstances described in the foregoing clause (ii) exist); and provided, further, that the Company Stockholders Meeting shall not be adjourned or postponed to a date on or after two Business Days prior to the End Date. Notwithstanding the foregoing, the Company may adjourn or postpone the Company Stockholders Meeting to a date no later than the second Business Day after the expiration of any of the periods contemplated by Section 6.3(d)(iii). If requested by Parent, the Company shall promptly provide to Parent all voting tabulation reports relating to the Company Stockholders Meeting that have been prepared by the Company or the Company's transfer agent, proxy solicitor or other Representative. Unless this Agreement has been terminated in accordance with Article VIII hereof, the Company's obligations to call, give notice of, convene and hold the Company Stockholders Meeting in accordance with this Section 6.6(a) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Company Superior Proposal or Company Competing Proposal, or by any Company Change of Recommendation. Unless there has been a Company Change of Recommendation in accordance with Section 6.3, the Parties agree to cooperate and use their reasonable best efforts to defend against any efforts by any of the Company's stockholders or any other Person to prevent the Company Stockholder Approval from being obtained. Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit the Company from seeking approval from the Company Stockholders of the termination of the Management Agreement.

(b) Parent shall take all action necessary in accordance with applicable Laws and the Organizational Documents of Parent to duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Parent Stockholder Approval, to be held as promptly as reasonably practicable following the clearance of the Joint Proxy Statement by the SEC. Except as permitted by Section 6.4, the Parent Board shall recommend that the stockholders of Parent vote in favor of the Parent Common Stock Issuance at the Parent Stockholders Meeting and the Parent Board shall solicit from stockholders of Parent proxies in favor of the Parent Common Stock Issuance at the Parent Stockholders Meeting, and the Joint Proxy Statement shall include a statement to the effect that the Parent Board has resolved to make the Parent Board Recommendation. Notwithstanding anything to the contrary contained in this Agreement, Parent (i) shall be required to adjourn or postpone the Parent Stockholders Meeting (A) to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement is provided to the Parent's stockholders or (B) if, as of the time for which the Parent Stockholders Meeting is scheduled, there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Parent Stockholders Meeting and (ii) may adjourn or postpone the Parent Stockholders Meeting if, as of the time for which the Parent Stockholders Meeting is scheduled, there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to obtain the Parent Stockholder Approval; provided, however, that unless otherwise agreed to by the parties, the Parent Stockholders Meeting shall not be adjourned or postponed to a date that is more than 30 days after the date for which the meeting was previously scheduled (it being understood that such Parent Stockholders Meeting shall be adjourned or postponed every time the circumstances described in the foregoing clauses (i)(A) and (i)(B) exist, and such Parent Stockholders Meeting may be adjourned or postponed every time the circumstances described in the foregoing clause (ii) exist); and provided, further, that the Parent Stockholders Meeting shall not be adjourned or postponed to a date on or after two Business Days prior to the End Date. If requested by the Company, Parent shall promptly provide the Company with all voting tabulation reports relating to the Parent Stockholders Meeting that have been prepared by Parent or Parent's transfer agent, proxy solicitor or other Representative. Unless this Agreement has been terminated in accordance with its terms, Parent's obligations to call, give notice of, convene and hold the Parent Stockholders Meeting in accordance with this Section 6.6(b) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Parent Superior Proposal or Parent Competing Proposal, or by any Parent Change of Recommendation. Unless there has been a Parent Change of Recommendation in accordance with Section 6.4, the Parties agree to cooperate and use their reasonable best efforts to defend against any efforts by any of the Parent's stockholders or any other Person to prevent the Parent Stockholder Approval from being obtained.

(c) The parties shall use their commercially reasonable efforts to hold the Company Stockholders Meeting and the Parent Stockholders Meeting on the same day.
6.7 Access to Information.
(a) Each party shall, and shall cause each of its Subsidiaries to, afford to the other party and its Representatives, during the period prior to the earlier of the Effective Time and the termination of this Agreement pursuant to the terms of Section 8.1 of this Agreement, reasonable access, during normal business hours and upon reasonable prior notice, to the officers, key employees, and offices of such party and its Subsidiaries and to their books, records, contracts and documents and shall, and shall cause each of its Subsidiaries to, furnish reasonably promptly to the other party and its Representatives such information concerning its and its Subsidiaries' business, properties, contracts, records and personnel as such other party may reasonably request. Each of the Company and Parent will use its commercially reasonable efforts to minimize any disruption to the businesses of the other party that may result from the requests for access, data and information hereunder. Notwithstanding the foregoing provisions of this Section 6.7(a), each party shall not be required to, or to cause any of its Subsidiaries to, grant access or furnish information to the other party or any of its Representatives to the extent that (i) such information is subject to an attorney/client privilege, the attorney work product doctrine or other legal privilege or (ii) such access or the furnishing of such information is prohibited by applicable Law or an existing contract or agreement or a contract or agreement entered into after the date of this Agreement in the ordinary course of business consistent with past practice. Each party agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.7(a) for any purpose unrelated to the consummation of the Transactions. Without limiting the generality of the foregoing, from and after the date of this Agreement, the Company shall comply with the access and reporting requirements specified in Annex C.
(b) The Confidentiality Agreement dated as of August 17, 2018 between Parent and the Company (the "Confidentiality Agreement") shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder. All information provided to any party or its Representatives pursuant to or in connection with this Agreement is deemed to be "Evaluation Material" as defined under the Confidentiality Agreement.

6.8 Reasonable Best Efforts.
(a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Merger and the other Transactions as soon as practicable after the date hereof, including (i) preparing and filing or otherwise providing, in consultation with the other party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations necessary or advisable to be obtained from any third-party and/or any Governmental Entity in order to consummate the Merger or any of the other Transactions and (ii) taking all steps as may be necessary, subject to the limitations in this Section 6.8, to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals.
(b) In connection with and without limiting the foregoing, each of the parties shall give any required notices to third parties, and each of the parties shall use, and cause each of their respective Subsidiaries and Affiliates to use, its reasonable best efforts to obtain any third-party consents that are necessary, proper or advisable to consummate the Merger. Each of the parties will furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required filings or submissions with any Governmental Entity and will cooperate in responding to any inquiry from a Governmental Entity, including promptly informing the other parties of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Entity, and supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Entity with respect to this Agreement. To the extent reasonably practicable, the parties or their Representatives shall have the right to review in advance and each of the parties will consult the others on, all the information relating to the other and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Merger and the other Transactions, except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, none of the parties shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Entity in respect of any filing, investigation or other inquiry without giving the other party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other parties the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Entity.
(c) In connection with obtaining any approval or consent from any Person with respect to the Merger, none of the Company or any Subsidiary of the Company shall pay or commit to pay to any Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person without the prior written consent of Parent. The parties shall cooperate to obtain such consents.

(d) Prior to the Closing, the Company shall use reasonable best efforts to cause the Company Manager and each affiliate of the Company Manager to deliver to the Company all contracts and records in the Company Manager's or any of its affiliates' possession or control to the extent (with respect to the contracts) they are contracts to which the Company or any Company Subsidiary is a party, and with respect to records, to the extent they pertain to the business of the Company and the Company Subsidiaries; provided that, for the avoidance of doubt, such records shall not include records that are the owned property of the Company Manager and are not owned property of the Company or any of its Subsidiaries.
6.9 Employee Matters.
(a) For a period of one year following the Closing Date, Parent shall cause each individual who is employed as of the Closing Date by the Company, or any of its Subsidiaries (a "Company Employee") and who remains employed by Parent or any of its Subsidiaries (including the Surviving Company or any of its Subsidiaries) to be provided with (i) base compensation (salary or wages, as applicable), and as applicable, annual bonus and incentive compensation (including equity compensation) opportunities that are not materially less favorable, in the aggregate, than those in effect for such Company Employee immediately prior to the Closing Date and (ii) employee benefits (including retirement plan participation) and supplemental pay that are not materially less favorable than those in effect for similarly situated employees of Parent immediately prior to the Closing Date, which employee benefits and supplemental pay shall be provided through the Parent Plans.
(b) From and after the Effective Time, as applicable, the Company Employees shall be given credit for all purposes under the Parent Plans (other than with respect to any "defined benefit plan" as defined in Section 3(35) of ERISA, retiree medical benefits or disability benefits or to the extent it would result in a duplication of benefits) in which the Company Employees participate, for such Company Employees' service with the Company, or any of its Subsidiaries, including vesting, eligibility and benefit accrual purposes, to the same extent and for the same purposes that such service was taken into account under a comparable Employee Benefit Plan of the Company Manager immediately prior to the Closing Date. Parent shall, or shall cause the Surviving Company and any of their respective Subsidiaries, to give service credit for long term disability coverage purposes for the Company Employees' service with the Company and any of its Subsidiaries.
(c) From and after the Effective Time, as applicable, Parent shall, or shall cause the Surviving Company and any of their respective Subsidiaries to (i) waive any limitation on health and welfare coverage of any Company Employee and his or her eligible dependents due to pre-existing conditions and/or waiting periods, active employment requirements and requirements to show evidence of good health under the applicable health and welfare Parent Plan to the same extent such conditions, periods or requirements had been satisfied or waived under the comparable Employee Benefit Plan of the Company Manager immediately prior to the Closing Date and (ii) credit the expenses of any Company Employee that were credited towards applicable deductibles and annual out-of-pocket limits under the applicable Employee Benefit Plan of the Company Manager for the plan year in which the Closing Date occurs against satisfaction of any deductibles or out-of-pocket limits under the Parent Plan for the plan year in which the Closing Date occurs.

(d) For purposes of determining the number of vacation days and other paid time off to which each Company Employee is entitled during the calendar year in which the Closing occurs, Parent, the Surviving Company or one of their respective Subsidiaries will assume and honor all unused vacation and other paid time off days accrued or earned by such Company Employee as of the Closing Date for the calendar year in which the Closing Date occurs.
(e) Nothing in this Agreement shall constitute an amendment to, or be construed as amending, any Employee Benefit Plan sponsored, maintained or contributed to by the Company, Parent or any of their respective Subsidiaries. The provisions of this Section 6.9 are for the sole benefit of the parties and nothing herein, expressed or implied, is intended or will be construed to confer upon or give to any Person (including, for the avoidance of doubt, any Company Employee or other current or former employee of the Company, the Company Manager or any of their respective Affiliates), any legal or equitable or other rights or remedies (including with respect to the matters provided for in this Section 6.9) under or by reason of any provision of this Agreement.
6.10 Indemnification; Directors' and Officers' Insurance.
(a) Without limiting any other rights that any Indemnified Person (as defined below) may have pursuant to the Company's Organizational Documents or any employment agreement or indemnification agreement in effect on the date hereof (which shall be assumed by Parent and the Surviving Company), from and after the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, a director, officer or employee of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise (the "Indemnified Persons") against and from all losses, claims, damages, costs, fines, penalties, expenses (including attorneys' and other professionals' fees and expenses), liabilities or judgments or amounts that are paid in settlement of, or incurred in connection with any threatened or actual Proceeding to which such Indemnified Person is a party or is otherwise involved (including as a witness) based, in whole or in part, on or arising, in whole or in part, out of the fact that such Person is or was a director, officer or employee of the Company or any of its Subsidiaries, a fiduciary under any Company Plan or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, Employee Benefit Plan, trust or other enterprise or by reason of anything done or not done by such Person in any such capacity, whether pertaining to any act or omission occurring or existing prior to, at or after the Effective Time and whether asserted or claimed prior to, at or after the Effective Time ("Indemnified Liabilities"), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or the Transactions, in each case, to the extent any such Indemnified Person is entitled to be so indemnified by the Company on the date hereof. Without limiting the foregoing, in the event any such Proceeding is brought or threatened to be brought against any Indemnified Persons (whether arising before or after the Effective Time), (i) the Indemnified Persons may retain the Company's regularly engaged legal counsel or other counsel satisfactory to such Indemnified Persons, and Parent and the Surviving Company shall pay all reasonable fees and expenses of such counsel for the Indemnified Persons as promptly as statements therefor are received, and (ii) Parent and the Surviving Company shall use its best efforts to assist in the defense of any such matter.

(b) Parent and the Surviving Company shall not amend, repeal or otherwise modify any provision in the Organizational Documents of the Surviving Company or its Subsidiaries in any manner that would affect (or manage the Surviving Company or its Subsidiaries, with the intent to or in a manner that would affect) adversely the rights thereunder or under the Organizational Documents of the Surviving Company or any of its Subsidiaries of any Indemnified Person to indemnification, exculpation and advancement except to the extent required by applicable Law. Parent shall, and shall cause the Surviving Company and its Subsidiaries to, fulfill and honor any indemnification, expense advancement or exculpation agreements between the Company or any of its Subsidiaries and any of its directors, officers or employees existing on the date of this Agreement.
(c) Parent and the Surviving Company will cause to be put in place, and Parent shall fully prepay immediately prior to the Effective Time, "tail" insurance policies with a claims period of at least six years from the Effective Time from an insurance carrier with the same or better credit rating as the Company's current insurance carrier with respect to directors' and officers' liability insurance in an amount and scope at least as favorable as the Company's existing policies with respect to matters, acts or omissions existing or occurring at or prior to the Effective Time.
(d) In the event that Parent, the Surviving Company or any Subsidiary of the Surviving Company, or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or Surviving Company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Parent, the Surviving Company or such Subsidiary of the Surviving Company, as the case may be, shall assume the obligations set forth in this Section 6.10. Parent and the Surviving Company shall not sell, transfer, distribute or otherwise dispose of any of their assets or the assets of any Subsidiary in a manner that would reasonably be expected to render Parent or Surviving Company unable to satisfy their obligations under this Section 6.10. The provisions of this Section 6.10 are intended to be for the benefit of, and shall be enforceable by, the parties and each Person entitled to indemnification or insurance coverage or expense advancement pursuant to this Section 6.10, and his heirs and representatives. The rights of the Indemnified Persons under this Section 6.10 are in addition to any rights such Indemnified Persons may have under the Organizational Documents of the Company or any of its Subsidiaries, or under any applicable contracts or Law. Parent and the Surviving Company shall pay all expenses, including attorneys' fees, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations provided in this Section 6.10.

6.11 Agreement to Defend; Stockholder Litigation. In the event any Proceeding by any Governmental Entity or other Person is commenced that questions the validity or legality of the Transactions or seeks damages in connection therewith, the parties agree to cooperate and use their reasonable best efforts to defend against and respond thereto.
6.12 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by the parties. From and after the date hereof, so long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective controlled Affiliates or managers, shall issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), unless (a) such party determines, after consultation with outside counsel, that it is required by applicable Law or the rules of any stock exchange upon which such party's capital stock is traded to issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement, in which event such party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other party to review and comment upon such press release or other announcement and shall give due consideration to all reasonable additions, deletions or changes suggested thereto or (b) in the case of the Company, it deems it necessary or appropriate to issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other Transactions in connection with or following a Company Change of Recommendation; provided, however, each party and their respective controlled affiliates may make statements that are not inconsistent with previous press releases, public disclosures or public statements made by Parent and the Company in compliance with this Section 6.12.
6.13 Control of Business. Without limiting in any way any party's rights or obligations under this Agreement, nothing contained in this Agreement shall give any party, directly or indirectly, the right to control or direct the other party and their respective Subsidiaries' operations prior to the Effective Time. Prior to the Effective Time, each of the parties shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' respective operations.
6.14 Transfer Taxes. All Transfer Taxes incurred in connection with the Transactions, if any, shall be paid by Parent when due, whether levied on Parent or any other Person, and Parent shall file all necessary Tax Returns and other documentation with respect to any such Transfer Taxes. Parent shall reimburse, indemnify, defend and hold harmless against liability for any such Transfer Taxes such other Persons. The parties will cooperate, in good faith, in the filing of any Tax Returns with respect to Transfer Taxes and the minimization, to the extent reasonably permissible under applicable Law, of the amount of any Transfer Taxes.
6.15 Notification. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, (a) of any notice or other communication received by such party from any Governmental Entity in connection with this Agreement, the Merger or other Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Company or Parent, (b) of any legal proceeding commenced or, to any party's knowledge, threatened against, such party or any of its Affiliates or otherwise relating to, involving or affecting such party or any of its Affiliates, in each case, in connection with, arising from or otherwise relating to the Merger or any other Transaction, and (c) upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of the Subsidiaries of the Company or any of the Subsidiaries of Parent, respectively, which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, or which would reasonably be expected to prevent or materially delay or impede the consummation of the Transactions; provided, however, that the delivery of any notice pursuant to this Section 6.15 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to any party. The failure to deliver any such notice shall not affect any of the conditions set forth in Article VII or give rise to any right to terminate under Article VIII.

6.16 Section 16 Matters. Prior to the Effective Time, Parent, Merger Sub and the Company shall take all such steps as may be reasonably necessary or advisable to cause any dispositions of equity securities of the Company (including derivative securities) and acquisitions of equity securities of Parent (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 under the Exchange Act.
6.17 Listing Application. Parent shall take all action necessary to cause the Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE prior to the Effective Time, subject to official notice of issuance.
6.18 Tax Matters. The parties shall use their respective reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. None of the parties shall take any action, or fail to take any action, that could reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code. The parties shall use their respective reasonable best efforts to obtain or cause to be provided, as appropriate, the opinions of counsel described in Sections 7.2(e) and (f) and Sections 7.3(e) and 7.3(f), respectively. Provided that the opinions of counsel described in Sections 7.2(f) and 7.3(f) have been received, the parties shall treat the Merger as a "reorganization" under Section 368(a) of the Code, and no party shall take any position for tax purposes inconsistent therewith, unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state or local Law).
6.19 Additional Dividends.
(a) Prior to the Effective Time, the Company shall declare a dividend to its stockholders, the payment date for which shall be the close of business on the last Business Day prior to the Closing Date, subject to funds being legally available therefor. The record date for such dividends shall be three (3) Business Days before the payment date. The per share dividend amount payable by the Company pursuant to this Section 6.19(a) shall be an amount up to (i) the Company's then-most recent quarterly dividend (on a per share basis), multiplied by the number of days elapsed since the last dividend record date through and including the day prior to the Closing Date, and divided by the actual number of days in the calendar quarter in which such dividend is declared, plus (ii) the quotient, whether positive or negative, of (A) (y) $4,500,000 minus (z) the Company Transaction Expenses incurred between October 1, 2018 and the Closing Date, including fees incurred on October 1, 2018 and on the Closing Date, divided by (B) the number of shares outstanding as of the record date, plus (iii) an additional amount (the "Company Additional Dividend Amount"), if any, necessary so that the aggregate dividend payable is equal to the Minimum Distribution Dividend. The Company and Parent shall cooperate in good faith to determine whether it is necessary to declare a Company Additional Dividend Amount and the amount (if any) of the Company Additional Dividend Amount.

(b) Prior to the Effective Time, Parent shall declare a dividend to its stockholders, the record and payment date for which shall be the close of business on the last business day prior to the Closing Date, subject to funds being legally available therefor. The per share dividend amount payable by Parent pursuant to this Section 6.19(b) shall be an amount up to (i) Parent's then-most recent quarterly dividend (on a per share basis), multiplied by the number of days elapsed since the last dividend record date through and including the day prior to the Closing Date, and divided by the actual number of days in the calendar quarter in which such dividend is declared, plus (ii) any additional per share amount equal to the Company Additional Dividend Amount (if any)(on a per share basis), divided by the Exchange Ratio.
6.20 Takeover Laws. The parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Law is or becomes applicable to the Merger or any of the other Transactions and (b) if any such Takeover Law is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Law on the Merger and the other Transactions.
6.21 Delisting. Each of the parties agrees to cooperate with the other parties in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the NYSE American and terminate its registration under the Exchange Act in such a manner that the Surviving Company will not be required to file any periodic reports under the Exchange Act after the Effective Time; provided that such delisting and termination shall not be effective until after the Effective Time.
6.22 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Company to perform their respective obligations under this Agreement and to consummate the Merger and the other Transactions upon the terms and subject to the conditions set forth in this Agreement.
ARTICLE VII
CONDITIONS PRECEDENT
7.1 Conditions to Each Party's Obligation to Consummate the Merger. The respective obligation of each party to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived jointly by the parties, in whole or in part, to the extent permitted by applicable Law:

(a) Stockholder Approvals. The Company Stockholder Approval and the Parent Stockholder Approval shall have been obtained in accordance with applicable Law, the rules and regulations of the NYSE and NYSE American and the Organizational Documents of the Company and Parent, as applicable.
(b) No Injunctions or Restraints. No Governmental Entity having jurisdiction over any party shall have issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Merger and no Law shall have been adopted that makes consummation of the Merger illegal or otherwise prohibited.
(c) Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect and no Proceeding to that effect shall have been commenced.
7.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any or all of which may be waived exclusively by Parent, in whole or in part, to the extent permitted by applicable Law:
(a) Representations and Warranties of the Company. (i) The representations and warranties of the Company set forth in Section 4.2(a) (Organization, Standing and Power), Section 4.3(a) (Authority), Section 4.6(a) (Company Material Adverse Effect) and Section 4.20 (Brokers) shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such date), (ii) the representations and warranties of the Company set forth in Section 4.2(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the specific date set forth therein, and (iii) all other representations and warranties of the Company set forth in Article IV of this Agreement shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to "materiality" or "Company Material Adverse Effect") would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b) Performance of Obligations of the Company. The Company shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement on or prior to the Effective Time.
(c) Compliance Certificate. Parent shall have received a certificate of the Company signed by an executive officer of the Company, dated the Closing Date, confirming that the conditions in Sections 7.2(a) and (b) have been satisfied.

(d) No Company Material Adverse Effect. Since the date of this Agreement, there shall have been no event, change, effect or development that, individually or in the aggregate with other events, changes, effects or developments, has had or would reasonably be expected to have a Company Material Adverse Effect.
(e) REIT Opinion. Parent shall have received a written opinion of Vinson & Elkins L.L.P. (or other counsel to Company reasonably acceptable to Parent, dated as of the Closing Date and in form and substance reasonably satisfactory to Parent, to the effect that, commencing with the Company's taxable year ended December 31, 2012, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled the Company to meet, through the Effective Time, the requirements for qualification and taxation as a REIT under the Code. Such opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer's certificate executed by the Company; provided that Parent is given a reasonable opportunity to review such representations and finds them reasonably acceptable.
(f) Section 368 Opinion. Parent shall have received a written opinion of Clifford Chance US, LLP (or other counsel to Parent reasonably satisfactory to the Company), dated as of the Closing Date and in form and substance reasonably satisfactory to Parent to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 7.2(f), counsel shall be entitled to require and rely upon customary representations contained in certificates of officers of the Company and Parent, reasonably satisfactory in form and substance to the Company and Parent.
(g) Termination of Management Agreement. The Management Agreement shall have been validly terminated with immediate effect on terms that impose no incremental obligations on the Company or the Surviving Company not anticipated by the Management Agreement in effect on the date of this Agreement.
7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived exclusively by the Company, in whole or in part, to the extent permitted by applicable Law:
(a) Representations and Warranties of Parent and Merger Sub. (i) The representations and warranties of Parent and Merger Sub set forth in Section 5.3(a) (Authority), Section 5.6(a) (Parent Material Adverse Effect) and Section 5.17 (Brokers) shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such date), (ii) the representations and warranties of Parent and Merger Sub set forth in Section 5.2(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the specific date set forth therein, and (iii) all other representations and warranties of Parent and Merger Sub set forth in Article V of this Agreement shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of specified date shall have been true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to "materiality" or "Parent Material Adverse Effect") would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub each shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by them under this Agreement at or prior to the Effective Time.
(c) Compliance Certificate. The Company shall have received a certificate of Parent signed by an executive officer of Parent, dated the Closing Date, confirming that the conditions in Sections 7.3(a) and (b) have been satisfied.
(d) No Parent Material Adverse Effect. Since the date of this Agreement, there shall have been no event, change, effect or development that, individually or in the aggregate with other events, changes, effects or developments, has had or reasonably would be expected to have a Parent Material Adverse Effect.
(e) REIT Opinion. The Company shall have received a written opinion of Clifford Chance US, LLP (or other counsel to Parent reasonably satisfactory to the Company), dated as of the Closing Date and in form and substance reasonably satisfactory to the Company, to the effect that, commencing with Parent's taxable year ended December 31, 2011, Parent has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled Parent to meet, through the Effective Time, the requirements for qualification and taxation as a REIT under the Code, and that its past, current and intended future organization and operations will permit Parent to continue to qualify for taxation as a REIT under the Code for its taxable year which includes the Effective Time and thereafter. Such opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in officer's certificates executed by Parent and the Company; provided that the Company is given a reasonable opportunity to review such representations and finds them reasonably acceptable.
(f) Section 368 Opinion. The Company shall have received a written opinion of Vinson & Elkins L.L.P. (or other counsel to the Company reasonably satisfactory to Parent), dated as of the Closing Date and in form and substance reasonably satisfactory to the Company, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 7.3(f), counsel shall be entitled to require and rely upon customary representations contained in certificates of officers of the Company and Parent, reasonably satisfactory in form and substance to the Company and Parent.
(g) Listing; Classification. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

7.4 Frustration of Closing Conditions. None of the parties may rely, either as a basis for not consummating the Merger or for terminating this Agreement, on the failure of any condition set forth in Section 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such party's breach in any material respect of any provision of this Agreement.
ARTICLE VIII
TERMINATION
8.1 Termination. This Agreement may be terminated and the Merger and the other Transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether (except as expressly set forth below) before or after the Company Stockholder Approval or the Parent Stockholder Approval has been obtained:
(a) by mutual written consent of the Company and Parent;
(b) by either the Company or Parent:
(i)
if any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger, or if there shall have been adopted prior to the Effective Time any Law that permanently makes the consummation of the Merger illegal or otherwise permanently prohibited;

(ii)
if the Merger shall not have been consummated on or before 5:00 p.m. New York, New York time, on May 7, 2019 (such date being the "End Date"); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any party whose failure to fulfill any material covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

(iii)
in the event of a breach by the other party of any covenant or other agreement contained in this Agreement or if any representation and warranty of the other party contained in this Agreement fails to be true and correct which (A) would give rise to the failure of a condition set forth in Section 7.2(a) or (b) or Section 7.3(a) or (b), as applicable, if it was continuing as of the Closing Date and (B) cannot be or has not been cured by the earlier of 30 days after the giving of written notice to the breaching party of such breach or inaccuracy and the basis for such notice, and the date of the proposed termination (a "Terminable Breach"); provided, however, that the terminating party is not then in Terminable Breach of any representation, warranty, covenant or other agreement contained in this Agreement; or

(iv)
if (A) the Company Stockholder Approval shall not have been obtained upon a vote held at a duly held Company Stockholders Meeting or (B) the Parent Stockholder Approval shall not have been obtained upon a vote held at a duly held Parent Stockholders Meeting.

(c) by Parent, prior to the time the Company Stockholder Approval is obtained, if the Company Board shall have effected a Company Change of Recommendation pursuant to and in accordance with Section 6.3(d)(iii) or Section 6.3(e).
(d) by the Company:
(i)
in order to enter into a definitive agreement with respect to a Company Superior Proposal; provided, however, that the Company shall have contemporaneously with such termination tendered payment to Parent of the Company Termination Fee payable pursuant to Section 8.3(b) and the Company has complied in all material respects with Section 6.3(b) and Section 6.3(d)(iii) in respect of such Company Superior Proposal; or

(ii)	prior to the time the Parent Stockholder Approval is obtained, if the Parent Board shall have effected a Parent Change of Recommendation pursuant to and in accordance with Section 6.4(e).
8.2 Notice of Termination; Effect of Termination.
(a) A terminating party shall provide written notice of termination to the other party specifying with particularity the reason for such termination, and, except as otherwise provided in Section 8.1(d)(i), any termination shall be effective immediately upon delivery of such written notice to the other party.
(b) In the event of termination of this Agreement by any party as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party except with respect to this Section 8.1(d)(i), Section 6.7(b), Section 8.3 and Articles I and IX; provided, however, that notwithstanding anything to the contrary herein, no such termination shall relieve any party from liability for any damages (including, in the case of the Company, damages based on the consideration that would have otherwise been payable to the Company Stockholders, which shall be deemed to be damages of the Company) for a Willful and Material Breach of any covenant, agreement or obligation hereunder or intentional fraud, or as provided in the Confidentiality Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.
8.3 Expenses and Other Payments.
(a) Except as otherwise provided in this Agreement, each party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions, whether or not the Merger shall be consummated.
(b) If (i) Parent terminates this Agreement pursuant to Section 8.1(c) (Company Change of Recommendation) then the Company shall pay Parent the Company Termination Fee in cash by wire transfer of immediately available funds to an account designated by Parent no later than three Business Days after notice of termination of this Agreement; or (ii) the Company terminates this Agreement pursuant to Section 8.1(d)(i) (Company Superior Proposal), then the Company shall pay Parent the Company Termination Fee in cash by wire transfer of immediately available funds to an account designated by Parent contemporaneously with such termination of this Agreement.

(c) If the Company terminates this Agreement pursuant to Section 8.1(d)(ii) (Parent Change of Recommendation), then Parent shall pay the Company the Parent Termination Fee in cash by wire transfer of immediately available funds to an account designated by the Company no later than three Business Days after notice of termination of this Agreement.
(d) If either the Company or Parent terminates this Agreement pursuant to (i) Section 8.1(b)(iv)(A) (Failure to Obtain Company Stockholder Approval), then the Company shall pay Parent the Parent Expenses or (ii) Section 8.1(b)(iv)(B) (Failure to Obtain Parent Stockholder Approval), then Parent shall pay the Company the Company Expenses, in each case, no later than three Business Days after notice of termination of this Agreement.
(e) If (i) (A) Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(iv)(A) (Failure to Obtain Company Stockholder Approval), or (B) Parent terminates this Agreement pursuant to Section 8.1(b)(iii) (Company Terminable Breach), (ii) on or before the date of any such termination a Company Competing Proposal shall have been announced, disclosed or otherwise communicated to the Company Board and not withdrawn, and (iii) within 12 months after the date of such termination, the Company enters into a definitive Agreement with respect to such Company Competing Proposal or consummates such Company Competing Proposal, then the Company shall pay Parent the Company Termination Fee less any amount previously paid by the Company pursuant to Section 8.3(d). For purposes of this Section 8.3(e), any reference in the definition of Company Competing Proposal to "25%" shall be deemed to be a reference to "more than 50%."
(f) If (i) (A) Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(iv)(B) (Failure to Obtain Parent Stockholder Approval), or (B) the Company terminates this Agreement pursuant to Section 8.1(b)(iii) (Parent Terminable Breach), (ii) on or before the date of any such termination an Alternative Proposal or Parent Competing Proposal shall have been announced, disclosed or otherwise communicated to the Parent Board and not withdrawn, and (iii) within 12 months after the date of such termination, Parent enters into a definitive Agreement with respect to an Alternative Proposal or Parent Competing Proposal or consummates an Alternative Proposal or Parent Competing Proposal, then Parent shall pay the Company the Parent Termination Fee less any amount previously paid by Parent pursuant to Section 8.3(d). For purposes of this Section 8.3(f), any reference in the definition of Parent Competing Proposal to "25%" shall be deemed to be a reference to "more than 50%."

(g) In no event shall Parent be entitled to receive more than one payment of a Company Termination Fee or Parent Expenses. Notwithstanding the foregoing sentence, if Parent receives a Company Termination Fee, then Parent will not be entitled to also receive a payment of the Parent Expenses. In no event shall the Company be entitled to receive more than one payment of a Parent Termination Fee or Company Expenses. Notwithstanding the foregoing sentence, if the Company receives a Parent Termination Fee, then the Company will not be entitled to also receive a payment of the Company Expenses. The parties agree that the agreements contained in this Section 8.3 are an integral part of the Transactions, and that, without these agreements, the parties would not enter into this Agreement. If a party fails to promptly pay the amount due by it pursuant to this Section 8.3, interest shall accrue on such amount from the date such payment was required to be paid pursuant to the terms of this Agreement until the date of payment at the rate of 5% per annum. If, in order to obtain such payment, the other party commences a Proceeding that results in judgment for such party for such amount, the defaulting party shall pay the other party its reasonable out-of-pocket costs and expenses (including reasonable attorneys' fees and expenses) incurred in connection with such Proceeding. The parties agree that the monetary remedies set forth in Section 8.1(d)(i) and this Section 8.3 and the specific performance remedies set forth in Section 9.11 shall be the sole and exclusive remedies of (i) the Company and its Subsidiaries against Parent and Merger Sub and any of their respective former, current or future general or limited partners, stockholders, managers, members, Representatives or Affiliates for any loss suffered as a result of the failure of the Merger to be consummated except in the case of intentional fraud or a Willful and Material Breach of any covenant, agreement or obligation (in which case only Parent shall be liable for damages for such intentional fraud or Willful and Material Breach), and upon payment of such amount, none of Parent or Merger Sub or any of their respective former, current or future general or limited partners, stockholders, managers, members, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for the liability of Parent in the case of intentional fraud or a Willful and Material Breach of any covenant, agreement or obligation; and (ii) Parent and Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, managers, members, Representatives or Affiliates for any loss suffered as a result of the failure of the Merger to be consummated except in the case of intentional fraud or a Willful and Material Breach of any covenant, agreement or obligation (in which case only the Company shall be liable for damages for such intentional fraud or Willful and Material Breach), and upon payment of such amount, none of the Company and its Subsidiaries or any of their respective former, current or future general or limited partners, stockholders, managers, members, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for the liability of the Company in the case of intentional fraud or a Willful and Material Breach of any covenant, agreement or obligation.
(h) In the event that Parent is required to pay the Parent Termination Fee:
(i)
The amount payable to the Company in any tax year of the Company shall not exceed the lesser of (A) the Parent Termination Fee payable to the Company, and (B) the sum of (1) the maximum amount that can be paid to the Company without causing the Company to fail to meet the requirements of Sections 856(c)(2) and 856(c)(3) of the Code for the relevant tax year, determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) or 856(c)(3) of the Code ("Qualifying Income") and the Company has $1,000,000 of income from unknown sources during such year which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in each case, as determined by the Company's independent accountants, plus (2) in the event that the Company received either (x) a letter from the Company's counsel indicating that the Company has received a ruling from the IRS as described below or (y) an opinion from the Company's outside counsel as described below, an amount equal to the excess of the Parent Termination Fee less the amount payable under clause (A) above.

(ii)
To secure Parent's obligation to pay the amounts described in Section 8.3(h)(i), Parent shall deposit into escrow the amount in cash equal to the Parent Termination Fee with an escrow agent selected by Parent on such terms (subject to this Section 8.3) as shall be mutually and reasonably agreed upon by the Company, Parent and the escrow agent. The payment or deposit into escrow of the Parent Termination Fee pursuant to this Section 8.3 shall be made at the time Parent is obligated to pay the Parent Termination Fee. The escrow agent shall provide that the Parent Termination Fee in escrow or any portion thereof shall not be released to the Company unless the escrow agent receives any one or a combination of the following: (A) a letter from the Company's independent accountants indicating the maximum amount that can be paid by the escrow agent to the Company without causing the Company to fail to meet the requirements of Sections 856(c)(2) or 856(c)(3) of the Code determined as if the payment of such amount did not constitute Qualifying Income and the Company has $1,000,000 of income from unknown sources during such year which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in which case the escrow agent shall release such amount to the Company, or (B) a letter from the Company's counsel indicating that (1) the Company has received a ruling from the IRS holding that the receipt by the Company of the Parent Termination Fee should either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and 856(c)(3) of the Code or (2) the Company's outside counsel has rendered a legal opinion to the effect that the receipt by the Company of the Parent Termination Fee should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and 856(c)(3) of the Code, in which case the escrow agent shall release the remainder of the Parent Termination Fee to the Company. Parent agrees to amend this Section 8.3(h) at the reasonable request of the Company in order to (a) maximize that portion of the Parent Termination Fee that may be distributed to the Company hereunder without causing the Company to fail to meet the requirements of Sections 856(c)(2) and 856(c)(3) of the Code or (b) assist the Company in obtaining a favorable ruling from the IRS or legal opinion from its outside counsel, in each case, as described in this Section 8.3(h)(ii). Any amount of the Parent Termination Fee that remains unpaid as of the end of a taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitation of this Section 8.3(h).

(i) In the event that the Company is required to pay the Company Termination Fee:
(i)
The amount payable to Parent in any tax year of Parent shall not exceed the lesser of (A) the Company Termination Fee payable to Parent, and (B) the sum of (1) the maximum amount that can be paid to Parent without causing Parent to fail to meet the requirements of Sections 856(c)(2) and 856(c)(3) of the Code for the relevant tax year, determined as if the payment of such amount did not constitute Qualifying Income and Parent has $1,000,000 of income from unknown sources during such year which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in each case, as determined by Parent's independent accountants, plus (2) in the event that Parent received either (x) a letter from Parent's counsel indicating that Parent has received a ruling from the IRS as described below or (y) an opinion from Parent's outside counsel as described below, an amount equal to the excess of the Company Termination Fee less the amount payable under clause (A) above.

(ii)
To secure the Company's obligation to pay the amounts described in Section 8.3(h)(i), the Company shall deposit into escrow the amount in cash equal to the Company Termination Fee with an escrow agent selected by the Company on such terms (subject to this Section 8.3) as shall be mutually and reasonably agreed upon by the Company, Parent and the escrow agent. The payment or deposit into escrow of the Company Termination Fee pursuant to this Section 8.3 shall be made at the time the Company is obligated to pay the Company Termination Fee. The escrow agent shall provide that the Company Termination Fee in escrow or any portion thereof shall not be released to Parent unless the escrow agent receives any one or a combination of the following: (A) a letter from Parent's independent accountants indicating the maximum amount that can be paid by the escrow agent to Parent without causing Parent to fail to meet the requirements of Sections 856(c)(2) or 856(c)(3) of the Code determined as if the payment of such amount did not constitute Qualifying Income and Parent has $1,000,000 of income from unknown sources during such year which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in which case the escrow agent shall release such amount to Parent, or (B) a letter from Parent's counsel indicating that (1) Parent has received a ruling from the IRS holding that the receipt by Parent of the Company Termination Fee should either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and 856(c)(3) of the Code or (2) Parent's outside counsel has rendered a legal opinion to the effect that the receipt by Parent of the Company Termination Fee should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and 856(c)(3) of the Code, in which case the escrow agent shall release the remainder of the Company Termination Fee to Parent. The Company agrees to amend this Section 8.3(i) at the reasonable request of Parent in order to (a) maximize that portion of the Company Termination Fee that may be distributed to Parent hereunder without causing Parent to fail to meet the requirements of Sections 856(c)(2) and 856(c)(3) of the Code or (b) assist Parent in obtaining a favorable ruling from the IRS or legal opinion from its outside counsel, in each case, as described in this Section 8.3(i)(ii). Any amount of the Company Termination Fee that remains unpaid as of the end of a taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitation of this Section 8.3(i).

ARTICLE IX
GENERAL PROVISIONS
9.1 Schedule Definitions. All capitalized terms in the Company Disclosure Letter and the Parent Disclosure Letter shall have the meanings ascribed to them herein (including in Annex A) except as otherwise defined therein.
9.2 Survival. Except as otherwise provided in this Agreement, none of the representations, warranties, agreements and covenants contained in this Agreement will survive the Closing; provided, however, the agreements of the parties in Articles I, II, III and IX, and Sections 6.7(b) and 6.10 will survive the Closing. The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time. The covenants to be performed prior to or at the Closing shall terminate at the Effective Time. This Section 9.2 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

9.3 Notices. All notices, requests and other communications to any party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered in person; (b) if transmitted by facsimile (but only upon confirmation of transmission by the transmitting equipment); (c) if transmitted by electronic mail ("e-mail") (but only if confirmation of receipt of such e-mail is requested and received); or (d) if transmitted by national overnight courier, in each case as addressed as follows:
(i)
if to Parent or Merger Sub, to:

Ready Capital Corporation
1140 Avenue of the Americas, 7th Floor
New York, NY 10036
Attention: Frederick Herbst
E-mail: rherbst@waterfallam.com
Facsimile: 212-257-4699
Telephone: 212-257-4600

with a required copy to (which copy shall not constitute notice):
Clifford Chance US LLP 31 West 52nd Street New York, NY 10019 Attention: Jay L. Bernstein John A. Healy E-mail: Jay.Bernstein@CliffordChance.com John.Healy@CliffordChance.com

(ii)	if to the Company, to: Owens Realty Mortgage, Inc. 2221 Olympic Boulevard Walnut Creek, CA 94595 Attention: Daniel J. Worley Telephone: (925) 280-5386 E-mail: dworley@owensfinancial.com with a required copy to (which copy shall not constitute notice):
Vinson & Elkins L.L.P.
2200 Pennsylvania Avenue NW
Suite 500 West
Washington, D.C. 20037-1701
Attention: S. Gregory Cope
Stephen M. Gill
Facsimile:  (202) 879-8916
E-mail:  gcope@velaw.com
              sgill@velaw.com
9.4 Rules of Construction.
(a) Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of independent counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the parties shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted it is of no application and is hereby expressly waived.
(b) The inclusion of any information in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, that such information is required to be listed in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, that such items are material to the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, as the case may be, or that such items have resulted in a Company Material Adverse Effect or a Parent Material Adverse Effect. The headings, if any, of the individual sections of each of the Parent Disclosure Letter and Company Disclosure Letter are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Company Disclosure Letter and Parent Disclosure Letter are arranged in sections corresponding to the Sections of this Agreement merely for convenience, and the disclosure of an item in one section of the Company Disclosure Letter or Parent Disclosure Letter, as applicable, as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations or warranties to the extent that the relevance of such item to such representations or warranties is reasonably apparent from such item, notwithstanding the presence or absence of an appropriate section of the Company Disclosure Letter or Parent Disclosure Letter with respect to such other representations or warranties or an appropriate cross reference thereto.
(c) The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Company Disclosure Letter or Parent Disclosure Letter is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

(d) All references in this Agreement to Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words "this Agreement," "herein," "hereby," "hereunder" and "hereof" and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words "this Section," "this subsection" and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word "including" (in its various forms) means "including, without limitation." Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. Unless the context otherwise requires, all references to a specific time shall refer to New York, New York time.
(e) In this Agreement, except as the context may otherwise require, references to: (i) any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof and, if applicable, by the terms of this Agreement); (ii) any Governmental Entity include any successor to that Governmental Entity; (iii) any applicable Law refers to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other law include any successor to such section; and (iv) "days" mean calendar days.
9.5 Counterparts. This Agreement may be executed in two or more counterparts, including via facsimile or email in "portable document format" (".pdf") form transmission, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in pdf format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.
9.6 Entire Agreement; Third-Party Beneficiaries.
(a) This Agreement (together with the Confidentiality Agreement, the other Transaction Agreements and any other documents and instruments executed pursuant hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

(b) Except for the provisions of Article III (including, for the avoidance of doubt, the rights of the former holders of Company Common Stock to receive the applicable Merger Consideration) and Sections 2.6 and 6.10 (which from and after the Effective Time are intended for the benefit of, and shall be enforceable by, the Persons referred to therein and by their respective heirs and representatives), nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
9.7 Governing Law; Venue; Waiver of Jury Trial.
(a) THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.
(b) THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE CIRCUIT COURTS OF BALTIMORE CITY, MARYLAND AND TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE STATE OF MARYLAND ANY APPELLATE COURTS THEREOF (COLLECTIVELY, THE "MARYLAND COURTS") IN ANY ACTION OR PROCEEDING THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN THE MARYLAND COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH COURTS. IN ANY SUCH JUDICIAL PROCEEDING, EACH OF THE PARTIES FURTHER CONSENTS TO THE ASSIGNMENT OF ANY PROCEEDING IN THE CIRCUIT COURT FOR BALTIMORE CITY, MARYLAND TO THE BUSINESS AND TECHNOLOGY CASE MANAGEMENT PROGRAM PURSUANT TO MARYLAND RULE 16-205 (OR ANY SUCCESSOR THEREOF). THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH MARYLAND COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 9.3 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.7.
9.8 No Remedy in Certain Circumstances. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes this Agreement impossible to perform, in which case this Agreement shall terminate.
9.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Any purported assignment in violation of this Section 9.9 shall be void.
9.10 Affiliate Liability.
(a) Each of the following is herein referred to as a "Company Affiliate": (i) any direct or indirect holder of equity interests or securities in the Company (whether limited or general partners, members, stockholders or otherwise), and (ii) any director, officer, employee, representative or agent of (x) the Company or (y) any Person who controls the Company. To the fullest extent permitted by applicable Law, no Company Affiliate shall have any liability or obligation to Parent or Merger Sub of any nature whatsoever in connection with or under this Agreement or the Transactions, and Parent and Merger Sub hereby waive and release all claims of any such liability and obligation.
(b) Each of the following is herein referred to as a "Parent Affiliate": (i) any direct or indirect holder of equity interests, or securities, in Parent or Parent's external manager (whether limited or general partners, members, stockholders or otherwise) and (ii) any director, officer, employee, manager, representative or agent of (x) Parent, (y) Parent's external manager or (z) any Person who controls Parent or Parent's external manager. To the fullest extent permitted by applicable Law, no Parent Affiliate shall have any liability or obligation to the Company or any of its stockholders of any nature whatsoever in connection with or under this Agreement or the Transactions, and the Company (for itself and its stockholders) waives and releases all claims of any such liability or obligation.

9.11 Remedies; Specific Performance.
(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.
(b) The parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the parties. Prior to the termination of this Agreement pursuant to Section 8.1, it is accordingly agreed that the parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 9.11, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity.
(c) This parties' rights in this Section 9.11 are an integral part of the Transactions and each party accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement all in accordance with the terms of this Section 9.11. Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.11, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. If prior to the End Date, any party hereto brings an action to enforce specifically the performance of the terms and provisions hereof by any other party, the End Date shall automatically be extended by such other time period established by the court presiding over such action.
9.12 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Merger is fulfilled to the extent possible.

9.13 Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors at any time before or after adoption of this Agreement by the Company Stockholders, but, after any such adoption, no amendment shall be made which by law would require the further approval by such stockholders without first obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.
9.14 Extension; Waiver. At any time prior to the Effective Time, either the Company, on the one hand, and Parent and Merger Sub, on the other hand, may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or acts of the other party hereunder; (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions of the other party contained herein. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No agreement on the part of a party to any such extension or waiver shall be valid unless set forth in an instrument in writing signed on behalf of such party.
[Signature Pages Follow]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.
READY CAPITAL CORPORATION
By:	/s/ Frederick C. Herbst_________________
Name:	Frederick C. Herbst
Title:	Chief Financial Officer
READYCAP MERGER SUB, LLC
By: READY CAPITAL CORPORATION, its sole member

By:	/s/ Frederick C. Herbst_________________
Name:	Frederick C. Herbst
Title:	Chief Financial Officer
SIGNATURE PAGE

AGREEMENT AND PLAN OF MERGER

OWENS REALTY MORTGAGE, INC.
By: /s/ Bryan H. Draper_________________
Name:   Bryan H. Draper
Title:     President and Chief Executive Officer
SIGNATURE PAGE

AGREEMENT AND PLAN OF MERGER

ANNEX A
 Certain Definitions
 "Affiliate" and "Affiliates" means, with respect to any Person, any other Person directly or indirectly, controlling, controlled by, or under common control with, such Person, through one or more intermediaries or otherwise.
 "Alternative Proposal" means any contract, proposal, offer or indication of interest relating to any transaction or series of related transactions involving any merger, amalgamation, share exchange, recapitalization, consolidation, acquisition or business combination involving Parent and/or any of its Subsidiaries, and any Person, in which the consideration paid by Parent or its Subsidiaries was cash, voting stock of Parent or other consideration valued at $150,000,000 or more.
 "beneficial ownership," including the correlative term "beneficially owning," has the meaning ascribed to such term in Section 13(d) of the Exchange Act.
 "Business Day" means a day other than a day on which banks in the State of New York or the State of Maryland are authorized or obligated to be closed.
"Calculating Party" means (i) Parent, with respect to the Parent Book Value Per Share, and (ii) the Company, with respect to the Company Book Value Per Share.
"Company Adjustment Ratio" means the quotient of (a) the Company Book Value Per Share on the Determination Date divided by (b) $22.54.
 "Company Book Value Per Share" means, as of any date, the Company's consolidated common stockholders' equity on that date divided by the sum of (i) the number of shares of Company Common Stock issued and outstanding on that date, plus (ii) the number of shares of Company Common Stock issuable on the exercise of options, warrants and other similar rights, in each case as determined in accordance with GAAP applied in a manner consistent with the principles, policies and methodologies used in the preparation of the Company's audited financial statements, after (i) giving pro forma effect to the Company Additional Dividend Amount and any other dividend or distribution on the shares of Company Common Stock for which the record date will be before the Effective Time, and (ii) deducting from stockholders' equity the amount of all net gains (if any) realized on any sale after September 30, 2018 of assets previously held by the Company or its Subsidiaries as "real estate owned" or "REO," such calculation of Company Book Value Per Share being certified by the Company's chief executive officer and chief financial officer; provided, however, that Company Book Value Per Share shall be increased by the aggregate amount of Company Transaction Expenses, up to $4,500,000, accrued or paid prior to or as of the Determination Date to the extent such Company Transaction Expenses were taken into account as a reduction in the Company's total consolidated common stockholders' equity referred to above. An example calculation is set forth in Schedule 1.1(a) of the Company Disclosure Letter.
 "Company Capital Stock" means the Company Common Stock and Company Preferred Stock.

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 "Company Competing Proposal" means any proposal, inquiry, offer or indication of interest relating to any transaction or series of related transactions (other than transactions with Parent or any of its Subsidiaries) involving: (a) any acquisition or purchase by any Person or group, directly or indirectly, of more than 25% of any class of outstanding voting or equity securities of the Company, or any tender offer or exchange offer that, if consummated, would result in any Person or group beneficially owning more than 25% of any class of outstanding voting or equity securities of the Company; (b) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company and a Person or group pursuant to which the Company Stockholders immediately preceding such transaction hold less than 75% of the equity interests in the surviving or resulting entity of such transaction; or (c) any sale, lease (other than in the ordinary course of business), exchange, transfer or other disposition to a Person or group of more than 25% of the consolidated assets of the Company and its Subsidiaries (measured by the fair market value thereof).
 "Company Expenses" means $1,000,000.
 "Company Intellectual Property" means the Intellectual Property used in the operation of the business of each of the Company and its Subsidiaries as presently conducted.
"Company Manager" means Owens Financial Group, Inc., a California corporation.
 "Company Stockholder Approval" means the approval of the Merger and the other Transactions by the affirmative vote of the holders of shares of common stock entitled to cast a majority of all the votes entitled to be cast on the Merger, obtained in accordance with the MGCL and the Organizational Documents of the Company.
 "Company Superior Proposal" means a bona fide Company Competing Proposal (with references to 25% being deemed replaced with references to 50% and references to 75% being deemed to be replaced with references to 50%) by a third-party, which the Company Board or any committee thereof determines, after consultation with the Company's outside legal and financial advisors and after taking into account relevant legal, financial, regulatory, estimated timing of consummation and other aspects of such proposal and the Person or group making such proposal, would, if consummated in accordance with its terms, result in a transaction more favorable to the Company Stockholders than the Transactions.
 "Company Termination Fee" means $8,000,000.
 "Company Transaction Expenses" means the cumulative fees and expenses incurred in connection with the Transactions for services rendered to the Company for the Company's financial and legal advisers, financial printer, transfer agent and virtual data room provider.
 "Consent" and "Consents" means any approval, consent, ratification, clearance, permission, waiver, or authorization.
 "control" and "controls" and its correlative terms, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

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"Determination Date" means the last day of the month immediately preceding the month in which the conditions set forth in Article VII are reasonably expected to be satisfied (other than the conditions set forth in Section 7.1(a), and those conditions that by their nature are to be satisfied or waived at the Closing), or such other date as may be mutually agreed by the parties in their respective sole discretions.
 "Employee Benefit Plan" and "Employee Benefit Plans" of any Person means any "employee benefit plan(s)" (within the meaning of Section 3(3) of ERISA, regardless of whether such plan is subject to ERISA), and any personnel policy (oral or written), equity option, restricted equity, equity purchase plan, equity compensation plan, phantom equity or appreciation rights plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation or holiday pay policy, retention or severance pay plan, policy or agreement, deferred compensation agreement or arrangement, change in control, hospitalization or other medical, dental, vision, accident, disability, life or other insurance, executive compensation or supplemental income arrangement, consulting agreement, employment agreement, and any other employee benefit plan, agreement, arrangement, program, practice, or understanding for any present or former director, employee or contractor of the Person.
 "ERISA" means the Employee Retirement Income Security Act of 1974.
  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.
 "Governmental Entity" and "Governmental Entities" means any court, governmental, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.
 "group" has the meaning ascribed to such term in Section 13(d) of the Exchange Act.
 "Indebtedness" of any Person means, without duplication: (a) indebtedness of such Person for borrowed money; (b) obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) obligations of such Person to pay the deferred purchase or acquisition price for any property or services of such Person or as the deferred purchase price of a business or assets; (d) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person; (e) obligations in respect of repurchase agreements, "dollar roll" transactions and similar financing arrangements; (f) reimbursement obligations of such Person in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (g) obligations of such Person under a lease to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP; (h) all obligations, contingent or otherwise, of such Person as an account party in respect of financial guaranties, letters of credit, letters of guaranty, surety bonds and other similar instruments, (i) all securitization transactions, and (j) all obligations, contingent or otherwise, in respect of bankers' acceptances; and (k) indebtedness of others as described in clauses (a) through (j) above guaranteed by such Person; but Indebtedness does not include accounts payable to trade creditors, or accrued expenses arising in the ordinary course of business consistent with past practice, in each case, that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the ordinary course of business.

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 "Intellectual Property" means any and all proprietary and intellectual property rights, under the applicable Law of any jurisdiction or rights under international treaties, both statutory and common law rights, including: (a) patents and applications for same, and extensions, divisions, continuations, continuations-in-part, reexaminations, and reissues thereof; (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress and other identifiers of source, and registrations and applications for registrations thereof (including all goodwill associated with the foregoing); (c) copyrightable works and copyrights; and (d) trade secrets, know-how, and rights in confidential information, including designs, formulations, concepts, compilations of information, methods, techniques, procedures, and processes, whether or not patentable.
 "IRS" means the U.S. Internal Revenue Service.
 "knowledge" means the actual knowledge of, (a) in the case of the Company, the individuals listed in Schedule 1.1 of the Company Disclosure Letter and (b) in the case of Parent, the individuals listed in Schedule 1.1 of the Parent Disclosure Letter.
 "Law" and "Laws" means any law, rule, regulation, ordinance, code, judgment, order, treaty, convention, governmental directive or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Entity, including common law.
 "Lien" and "Liens" means any lien, pledge, hypothecation, mortgage, deed of trust, security interest, conditional or installment sale agreement, encumbrance, option, right of first refusal, easement, right of way, encroachment, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), whether voluntarily incurred or arising by operation of Law.
"Management Agreement" means the management agreement between the Company and the Company Manager, dated as of May 20, 2013, and amendments thereto, as amended by the Termination Amendment.
 "Material Adverse Effect" means, when used with respect to any Person, any fact, circumstance, occurrence, state of fact, effect, change, event or development that, individually or in the aggregate, materially adversely affects (a) the financial condition, business, assets, properties or results of operations of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person and its Subsidiaries to consummate the Transactions; provided, however, that for purposes of clause (a) none of the following shall be taken into account in determining whether a "Material Adverse Effect" has occurred or may, would or could occur: (i) general economic conditions (or changes in such conditions) or conditions in the global economy generally; (ii) conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets, including (A) changes in interest rates and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market; (iii) conditions (or changes in such conditions) in any industry or industries in which the Person operates (including changes in general market rates and prices, changes in commercial lending rates or borrowing rates, changes in real estate values in the markets in which the Person owns an interest in properties, and regulatory changes affecting the industry); (iv) political conditions (or changes in such conditions) or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism); (v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, other natural disasters or other weather conditions; (vi) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, (vii) any actions taken or failure to take action, in each case, at the written request of another party to this Agreement; (viii) compliance with the terms of, or the taking of any action expressly permitted or required by, this Agreement, including Annex B; (ix) the failure to take any action prohibited by this Agreement; (x) changes in Law or other legal or regulatory conditions, or the interpretation thereof, or changes in GAAP or other accounting standards (or the interpretation thereof), or that result from any action taken for the purpose of complying with any of the foregoing; (xi) any changes in such Person's stock price, dividends or the trading volume of such Person's stock, or any failure by such Person to meet any analysts' estimates or expectations of such Person's revenue, earnings or other financial performance or results of operations for any period, or any failure by such Person or any of its Subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the facts or occurrences giving rise to or contributing to such changes or failures may constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect); or (xii) any Proceedings made or brought by any of the current or former stockholders of such Person (on their own behalf or on behalf of such Person) against the Company, Parent, Merger Sub or any of their directors or officers, arising out of the Merger or in connection with any other transactions contemplated by this Agreement; except to the extent such effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in the foregoing clauses (i) through (v) disproportionately adversely affect such Person and its Subsidiaries, taken as a whole, as compared to other Persons that conduct business in the regions in the world and in the industries in which such Person and its Subsidiaries conduct business (in which case, the incremental adverse effects (if any) shall be taken into account when determining whether a "Material Adverse Effect" has occurred or may, would or could occur solely to the extent they are disproportionate).

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 "Minimum Distribution Dividend" means such amount, if any, with respect to any taxable year of the Company ending on or prior to the Closing Date, which is required to be paid by the Company prior to the Effective Time to (a) satisfy the distribution requirements set forth in Section 857(a) of the Code and (b) avoid, to the extent possible, the imposition of income tax under Section 857(b) of the Code and the imposition of excise tax under Section 4981 of the Code.
 "NYSE" means the New York Stock Exchange.
 "NYSE American" means the NYSE American Exchange.

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 "Organizational Documents" means (a) with respect to a corporation, the charter, articles, articles supplementary or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership, the certificate of formation and the partnership agreement, and (d) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.
 "other party" and "other parties" means (a) when used with respect to the Company, Parent and Merger Sub and (b) when used with respect to Parent or Merger Sub, the Company.
 "Parent Adjustment Ratio" means the quotient of (a) $17.14 divided by (b) the Parent Book Value Per Share on the Determination Date.
 "Parent Book Value Per Share" means, as of any date, Parent's consolidated common stockholders' equity on that date divided by the sum of (i) the number of shares of Parent Common Stock issued and outstanding on that date, plus (ii) the number of shares of Parent Common Stock issuable on the exercise of options, warrants and other similar rights, in each case as determined in accordance with GAAP applied in a manner consistent with the principles, policies and methodologies used in the preparation of Parent's audited financial statements, after giving pro forma effect to any dividend or distribution on the shares of Parent Common Stock for which the record date will be before the Effective Time, such calculation of Parent Book Value Per Share being certified by Parent's chief executive officer and chief financial officer; provided, however, that Parent Book Value Per Share shall be increased by the aggregate amount of Parent Transaction Expenses, up to $4,500,000, accrued or paid prior to or as of the Determination Date to the extent such Parent Transaction Expenses were taken into account as a reduction in Parent's total consolidated common stockholders' equity referred to above.  An example calculation is set forth in Schedule 1.1(b) of the Parent Disclosure Letter.
 "Parent Capital Stock" means Parent Common Stock and Parent Preferred Stock.
 "Parent Competing Proposal" means any proposal, inquiry, offer or indication of interest relating to any transaction or series of related transactions (other than transactions with the Company or any of its Subsidiaries) involving: (a) any acquisition or purchase by any Person or group, directly or indirectly, of more than 25% of any class of outstanding voting or equity securities of Parent, or any tender offer or exchange offer that, if consummated, would result in any Person or group beneficially owning more than 25% of any class of outstanding voting or equity securities of Parent; (b) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving Parent and a Person or group pursuant to which the stockholders of Parent immediately preceding such transaction hold less than 75% of the equity interests in the surviving or resulting entity of such transaction; or (c) any sale, lease (other than in the ordinary course of business), exchange, transfer or other disposition to a Person or group of more than 25% of the consolidated assets of Parent and its Subsidiaries (measured by the fair market value thereof).
 "Parent Expenses" means $1,000,000.

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 "Parent Preferred Stock" means the preferred stock of Parent, par value $0.0001 per share.
 "Parent Stockholder Approval" means the approval of the Parent Common Stock Issuance by the affirmative vote of a majority of the votes cast on the matter at the Parent Stockholders Meeting, obtained in accordance with the rules and regulations of the NYSE and the Organizational Documents of Parent.
 "Parent Stockholders Meeting" means a meeting of the stockholders of Parent to consider the approval of the Parent Common Stock Issuance, including any postponement, adjournment or recess thereof.
 "Parent Superior Proposal" means a bona fide Parent Competing Proposal (with references to 25% being deemed replaced with references to 50% and references to 75% being deemed to be replaced with references to 50%) by a third-party, which the Parent Board or any committee thereof determines, after consultation with the Parent's outside legal and financial advisors and after taking into account relevant legal, financial, regulatory, estimated timing of consummation and other aspects of such proposal and the Person or group making such proposal, would, if consummated in accordance with its terms, result in a transaction more favorable to Parent's stockholders than the Transactions.
"Parent Termination Fee" means $10,000,000.
"Parent Transaction Expenses" means the cumulative fees and expenses incurred in connection with the Transactions for services rendered to Parent for Parent's financial and legal advisers, financial printer, transfer agent and virtual data room provider.
 "party" or "parties" means a party or the parties to this Agreement, except as the context may otherwise require.
 "Permitted Liens" means any Liens (i) for Taxes or governmental assessments, charges or claims of payment not yet delinquent or that is being contested in good faith by appropriate proceedings, (ii) relating to any Indebtedness incurred in the ordinary course of business consistent with past practice; (iii) which is a carriers', warehousemen's, mechanics', materialmen's, repairmen's or other similar Liens arising by operation of Law in the ordinary course of business for amounts not yet delinquent, (iv) which is not material in amount and would not reasonably be expected to materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries as currently conducted or materially impair the use, occupancy, value or marketability of the applicable property, (v) which is a statutory or common law Liens or encumbrance to secure landlords, lessors or renters under leases or rental agreements, and (vi) which is imposed on the underlying fee interest in real property subject to a company lease.
 "Person" and "Persons" means any individual, corporation, partnership, limited partnership, limited liability company, group (including a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or organization (including any Governmental Entity or a political subdivision, agency or instrumentality of a Governmental Entity).

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 "Proceeding" and "Proceedings" means any actual or threatened claim (including a claim of a violation of applicable Law), action, audit, demand, suit, proceeding, investigation or other proceeding at law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative or otherwise and whether or not such claim, action, audit, demand, suit, proceeding, investigation or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.
 "Receiving Party" means (i) the Company, with respect to the Parent Book Value Per Share, and (ii) Parent, with respect to the Company Book Value Per Share.
 "Representative" and "Representatives" means, with respect to any Person, the officers, directors, employees, accountants, consultants, agents, legal counsel, financial advisors and other representatives of such Person.
 "SEC" means the United States Securities and Exchange Commission.
 "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
 "Subsidiaries" and "Subsidiary" means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (a) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest, is directly or indirectly owned or controlled by the subject Person or by one or more of its respective Subsidiaries.
 "Takeover Law" and "Takeover Laws" means any "fair price," "moratorium," "control share acquisition," "business combination" or any other takeover or anti-takeover statute or similar statute enacted under applicable Law.
 "Tax" or "Taxes" means any and all U.S. federal, state, local and non-U.S. taxes, assessments, levies, duties, tariffs, imposts and other similar charges and fees imposed by any Governmental Entity, including, income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, occupation, environmental, disability, real property, personal property, unclaimed property, registration, alternative or add-on minimum or estimated tax, including any interest, penalty, additions to tax or additional amounts imposed with respect thereto, whether disputed or not.
 "Tax Return" and "Tax Returns" means any return, report, certificate, claim for refund, election, estimated tax filing or declaration filed or required to be filed with any Taxing Authority, including any schedule or attachment thereto, and including any amendments thereof.
 "Taxing Authority" means any Governmental Entity having jurisdiction in matters relating to Tax matters.

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 "Transaction Agreements" means this Agreement and each other agreement to be executed and delivered in connection herewith and therewith.
 "Transfer Taxes" means any transfer, sales, use, stamp, registration or other similar Taxes; provided, for the avoidance of doubt, that Transfer Taxes shall not include any income, franchise or similar taxes arising from the Transactions.
 "Voting Debt" of a Person means bonds, debentures, notes or other Indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of such Person may vote.
 "Willful and Material Breach" shall mean a material breach that is a consequence of an act or failure to take an act by the breaching party with the knowledge that the taking of such act (or the failure to take such act) may constitute a breach of this Agreement.
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ANNEX B
Additional Operating Requirements

Servicing Portfolio Assets

In the event there is a Material Action associated with an existing portfolio asset or a newly originated asset, the Company shall provide Parent with a written report describing in reasonable detail (i) the background and circumstances relating to the Material Action and (ii) the proposed course of action recommended by the Company (each such written report, a "Material Action Plan").  Each Material Action Plan shall be submitted to Parent, by email to an email address provided by Parent to the Company at least 2 Business Days prior to the Company authorizing the related Material Action ("Designated Email").

Following receipt of a Material Action Plan, if Parent does not object to the action recommended by the Company in such Material Action Plan or does not request any supplemental information in connection with the related Material Action within 1 Business Day of receiving such Material Action Plan, the Company may proceed with the proposed course of action included in the related Material Action Plan.  In the event the Company obtains different or supplemental information regarding a Material Action, or makes any changes to the proposed course of action included in a Material Action Plan, the Company shall submit to Parent, by Designated Email, an updated Material Action Plan at least 1 Business Day prior to the Company authorizing the related Material Action.

Following receipt of a Material Action Plan, if (i) the Material Action Plan is lacking sufficient information to make an informed decision as notified by Parent and the Company has not submitted an updated Material Action Plan or (ii) Parent decides that the action should be elevated to Gil Nathan, one of the Company's board members ( the "Approving Member"), for review, then Parent shall promptly notify the Company as such and the Company shall not take any action until the Approving Member has reviewed the plan and made a final determination.  The Approving Member shall review the related Material Action Plan and, following receipt of any supplemental information requested by the Approving Member, make a determination of what action is recommended by the Approving Member.  The Approving Member shall provide a final written decision to the Company within 48 hours following receipt of all requested materials.  Such final decision shall be binding on the Company.

In addition to submitting Material Action Plans for all Material Actions involving portfolio assets and newly originated assets, the Company shall notify Parent of any action that is not a Material Action that has been authorized, or is proposed to be taken, within 2 Business Days after the Company has knowledge of the event giving rise to such action or decision.

New Originations

Subject to compliance with the notification and approval procedures set forth in this Annex B, the Company may originate new loans that are in strict compliance with the Company's existing published loan origination criteria "Lending Program Parameters" (included in Exhibit A below).  Any exceptions or deviations from such criteria must be approved in advance by Parent.  The Company shall submit to Parent, by Designated Email, an asset summary report in the form provided by Parent for any new loan at least 2 Business Days prior to issuing a loan commitment, or equivalent binding communication to a Borrower (as defined below).

For purposes of this Annex B, a "Material Action" means:

(a) any modification of, consent to a modification of, or waiver with respect to, a mortgage loan that would result in the extension of the maturity date or extended maturity date thereof, a reduction in the interest rate borne thereby or the monthly debt service payment or prepayment, if any, payable thereon or a deferral or a forgiveness of interest on or principal of a mortgage loan, any change in the principal balance of a mortgage loan, any release of the Company or any of its Subsidiaries (each a "Borrower") or any guarantor from liability with respect to a mortgage loan (except upon full prepayment thereof), a modification, consent to a modification, or waiver of any other monetary term of a mortgage loan relating to the timing or amount of any payment of principal or interest (other than default interest or interest whereby the lender is holding interest payments in a funded or unfunded reserve) or any other material sums due and payable under a mortgage loan or underlying loan documents or a modification, consent to a modification, or waiver of any provision of a mortgage loan that (i) restricts a Borrower or its equity owners from incurring additional indebtedness, (ii) waives any breach of a material representation, (iii) waives any breach of any material provision of a related guaranty delivered by a guarantor of the obligations of a Borrower on a mortgage loan, or (iv) waives any default or event of default due to the bankruptcy or insolvency of a Borrower or any guarantor of the obligations of a Borrower on a mortgage loan;
(b) any proposed or actual foreclosure upon or comparable conversion (which may include acquisition of an REO asset or property) of the ownership of a mortgaged property or any acquisition of a mortgaged property by deed-in-lieu of foreclosure;
(c) any sale of a mortgaged property or any material portion thereof or, except as specifically permitted in the related loan documents, the transfer of any direct or indirect interest in a Borrower or guarantor of a mortgage loan;
(d) following a default or an event of default with respect to a mortgage loan, any exercise of remedies, including the acceleration of a mortgage loan or initiation of any proceedings, judicial or otherwise, under the related loan documents;
(e) in the event that a mortgage loan becomes a defaulted mortgage loan or an REO asset or property, any sale of such defaulted mortgage loan or REO asset or property;

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(f) any determination or action to bring a mortgaged property or REO asset or property into compliance with applicable environmental laws or to otherwise address hazardous materials located at a mortgaged property or REO asset or property;
(g) any substitution or release of collateral for a mortgage loan or any consent to either of the foregoing (other than in accordance with the terms of, or upon satisfaction of conditions under, the related loan documents or with respect a partial or full condemnation unless such condemnation would materially and adversely affect the value of the collateral);
(h) any acceptance or rejection of an assumption agreement releasing a Borrower from liability under a mortgage loan, other than as may be effected (A) pursuant to the specific terms of a mortgage loan and (B) for which there is no material lender discretion;
(i) any waiver of or determination not to enforce a "due-on-sale" or "due-on-encumbrance" clause, other than (A) any such waiver or determination as may be effected without the consent of the lender under the related loan documents or (B) in connection with any easement, right of way or other similar agreement unless any such action would materially and adversely affect the value of the collateral;
(j) any change to or waiver of any of the insurance requirements in the loan documents;
(k) any consent to incurrence of additional debt by a Borrower or mezzanine debt by a direct or indirect parent of a Borrower, to the extent such incurrence requires the consent of the lender under the related loan documents;

(l) any franchise changes or franchise taxes not pre-contemplated in the loan documents (i.e. franchise extensions upon completion of a renovation) with respect to a mortgage loan for which the lender is required to consent or approve such changes under the related loan documents;

(m) any modification, amendment, consent to a modification or waiver of any material term of any intercreditor, co-lender or similar agreement with any mezzanine lender, or subordinate debt holder (except any modification, amendment, consent to a modification or waiver of any term of any intercreditor, co-lender or similar agreement with any mezzanine lender or subordinate debt holder to split or resize notes consistent with the terms of such intercreditor, co-lender or similar agreement), or any action to enforce rights (or decision not to enforce rights) with respect thereto;

(n) determining whether to cure any default by a Borrower under a ground lease or permit any ground lease modification, waiver, amendment or subordination, non-disturbance and attornment agreement or entry into a new ground lease;

(o) approval of any waiver regarding the receipt of financial statements (other than immaterial timing waivers including late financial statements which in no event relieve any Borrower of the obligation to provide financial statements on at least a quarterly basis) following three (3) consecutive late deliveries of financial statements;

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(p) any approval of or consent to a grant of an easement or right of way that materially affects the use or value of a mortgaged property or a Borrower's ability to make payments with respect to the related mortgage loan or subordination of the lien of a mortgage loan to such easement or right of way;

(q) any determination of a default under the related loan documents arising by reason of (i) any failure on the part of the related Borrower to maintain with respect to the related mortgaged property specific insurance coverage with respect to, or an all‑risk casualty insurance policy that does not specifically exclude, terrorist or similar acts, and/or (ii) any failure on the part of the related Borrower to maintain with respect to the related mortgaged property insurance coverage with respect to damages or casualties caused by terrorist or similar acts upon terms not materially less favorable than those in place as of the Closing Date;

(r) release of any material amounts from any escrow accounts, reserve funds or letters of credit, in each case, held as performance escrows or reserves, other than those required pursuant to the specific terms of the related mortgage loan documents and for which there is no lender discretion;

(s) any modification, waiver, consent or amendment of the related mortgage loan contemplating (i) a modification of the type of defeasance collateral permitted under the related loan documents or (ii) a modification that would permit a principal prepayment instead of defeasance if the related loan documents do not otherwise permit such principal prepayment;

(t) other than with respect to a ground lease, any modification, wavier or amendment of any lease, the execution of a new lease or the granting of a subordination, non-disturbance and attornment agreement in connection with any lease at a mortgaged property or REO asset or property, if the lease affects an area greater than or equal to 10% of the net rentable area (in each case, determined in the aggregate if any mortgage loan is comprised of multiple mortgaged properties or REO assets or properties) of the improvements at the related mortgaged property;

(u) any consent to a change in the property manager with respect to a mortgage loan, to the extent lender approval is required under the related loan documents;

(v) any change to an existing business plan with respect to an REO asset or property; and/or

(w) the origination of any new loan by the Company.
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Exhibit A: Lending Program Parameters
Loan Size	$1 million - $20 million
Loan Term	1 to 3 years
Rates	Starting as low as 6.75%
Loan Fees	Varies depending on length of term
Collateral	First Deed of Trust
Secondary Collateral	Other real estate collateral may be pledged for credit enhancement
Geography	Texas and West (along with select Eastern States)
Property Types	Apartments, Industrial, Office, Retail, Self Storage, Mobile Home Parks, Mixed Use, R&D and Hotels/Motels flagged by a national hospitality brand.
Loan to Value / Loan to Cost	Up to 75% LTV / 80% LTC
Debt Service Requirements	DSCR below 1.0 will be considered
Amortization	Interest Only
Prepayment	Typically no Prepayment Penalty
Recourse	Non-Recourse available
Reserves & Holdbacks	Debt Service, Construction Costs, Tenant Improvements
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ANNEX C
Additional Access and Reporting Requirements

Ongoing Monitoring Requirements

The Company shall provide Parent with the following information, access to personnel or reports in connection with Parent's monitoring of mortgage loans and REO assets and property:
i.
On‐site access within normal business hours to the Company's offices and other premises with reasonable advance notice by Parent for Parent's employees, affiliates, representatives and third‐parties engaged to support the transaction.

ii.
Delivery by the Company to Parent of monthly servicing data in a mutually agreed upon format of the preceding month's activity by no later than 10 Business Days following the last day of the preceding month.

iii.	Monthly call with the Company's loan servicing group to review activity as reasonably requested by Parent.
iv.	Delivery by the Company to Parent of weekly new loan pipeline reports to be distributed once a week from the date hereof to the closing date.
v.	Bi-weekly new loan pipeline meeting with the applicable representatives of the Company and Parent.
vi.	Meetings between the Company's loan servicing group and Parent to address on‐going asset level discussions and data needs as reasonably requested by Parent.
vii.	Such other monitoring, meetings, reports, access or other information as reasonably requested by Parent from time to time.

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